As filed with the Securities and Exchange Commission on March 21, 2005
                                                     Registration No. 333-113699



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -------------------------------
                                    FORM SB-2
                                 AMENDMENT NO. 1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               CUBIC ENERGY, INC.
                 (Name of Small Business Issuer in its Charter)

             Texas                         131                   87-0352095
(State or Other Jurisdiction of     (Primary Standard         (I.R.S. Employer
 Incorporation or Organization)  Industrial Classification   Identification No.)
                                       Code Number)

                                 9870 Plano Road
                               Dallas, Texas 75238
                                 (972) 686-0369
   (Address and Telephone Number of Principal Executive Offices and Principal
                               Place of Business)

          Calvin A. Wallen, III, President and Chief Executive Officer
                                 9870 Plano Road
                               Dallas, Texas 75238
                                 (972) 686-0369

            (Name, Address and Telephone Number of Agent For Service)

                        ---------------------------------

                                  With copy to:

                            Gardere Wynne Sewell LLP
                           1601 Elm Street, Suite 3000
                            Dallas, Texas 75201-4761
                                 (214) 999-4937
                            Attn: Telisa Webb Schelin
                         -------------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                          -----------------------------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__].

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [__]

                          -----------------------------

         The Registrant hereby amends this Registration Statement on such date or date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  Subject to completion, dated, March 21, 2005

                                   Prospectus

                               Cubic Energy, Inc.

                                 794,000 Shares

                                  Common Stock

         This prospectus relates to the resale by some of our shareholders of 794,000 shares of our common stock.

         We will not receive any of the proceeds from the resale of shares offered by the selling shareholders under this prospectus.

         Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "QBIK.OB." On March 18, 2005, the last reported sale price of our common stock was $1.15 per share.

         This investment involves risks. See "Risk Factors" beginning on page 2.

         Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is __________, 2005.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

SUMMARY........................................................................1
RISK FACTORS...................................................................2
GLOSSARY OF OIL AND GAS TERMS.................................................11
LEGAL PROCEEDINGS.............................................................14
PROPERTIES....................................................................14
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................15
COMMON STOCK PRICE RANGE AND DIVIDEND POLICY..................................16
USE OF PROCEEDS...............................................................17
MANAGEMENT' DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS........................................18
BUSINESS......................................................................22
MANAGEMENT....................................................................30
EXECUTIVE COMPENSATION........................................................31
SUMMARY COMPENSATION TABLE....................................................31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................35
DESCRIPTION OF CAPITAL STOCK..................................................37
SELLING SHAREHOLDERS..........................................................38
PLAN OF DISTRIBUTION..........................................................39
WHERE YOU CAN FIND MORE INFORMATION...........................................40
LEGAL MATTERS.................................................................40
EXPERTS.......................................................................40
INDEX TO FINANCIAL STATEMENTS................................................F-1

                                     SUMMARY

         The following summary highlights key information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you. You should read this entire prospectus carefully, especially the discussion of "Risk Factors" and our financial statements and related notes, before deciding to invest in shares of our common stock. In this prospectus, "Cubic," the "Company," "we," "us," and "our" refer to Cubic Energy, Inc. unless the context requires otherwise.

The Company

         We are an independent energy company engaged in the development and production of, and exploration for, crude oil and natural gas. Our oil and gas assets are concentrated principally in Texas and Louisiana. At June 30, 2004 our total proved reserves were 51,850 BOE.

         Our principal executive offices are at 9870 Plano Road, Dallas, Texas 75238 and our telephone number at that address is (972) 686-0369.

The Offering

         This prospectus relates to the resale by some of our shareholders of up to 794,000 shares of our common stock. The selling shareholders will determine when and how they will sell the common stock offered by this prospectus. See "Plan of Distribution." We will not receive any of the proceeds from the sale of the common stock offered by this prospectus.

                                  RISK FACTORS

         You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before investing in shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. Some information in this prospectus may contain "forward-looking" statements that discuss future expectations of our financial condition and results of operation. The risk factors noted in this section and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.


         We face significant competition, and many of our competitors have resources in excess of our available resources.

         The oil and gas industry is highly competitive. We encounter competition from other oil and gas companies in all areas of our operations, including the acquisition of producing properties and sale of crude oil and natural gas. Our competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of our competitors are large, well established companies with substantially larger operating staffs and greater capital resources than us. Such companies may be able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to acquire additional properties and to discover reserves in the future will depend upon our ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

         Exploratory drilling is a speculative activity that may not result in commercially productive reserves and may require expenditures in excess of budgeted amounts.

         Drilling activities are subject to many risks, including the risk that no commercially productive oil or gas reservoirs will be encountered. There can be no assurance that new wells drilled by us will be productive or that we will recover all or any portion of our investment. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells, but also from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, many of which are beyond its control, including economic conditions, mechanical problems, pressure or irregularities in formations, title problems, weather conditions, compliance with governmental requirements and shortages in or delays in the delivery of equipment and services. Such equipment shortages and delays sometimes involve drilling rigs where inclement weather prohibits the movement of land rigs causing a high demand for rigs by a large number of companies during a relatively short period of time. Our future drilling activities may not be successful. Lack of drilling success could have a material adverse effect on our financial condition and results of operations.

         Our operations are also subject to all the hazards and risks normally incident to the development, exploitation, production and transportation of, and the exploration for, oil and gas, including unusual or unexpected geologic formations, pressures, down hole fires, mechanical failures, blowouts, explosions, uncontrollable flows of oil, gas or well fluids and pollution and other environmental risks. These hazards could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. We participate in insurance coverage maintained by the operator of its wells, although there can be no assurances that such coverage will be sufficient to prevent a material adverse effect to us in such events.

         We have a limited operating history in a capital-intensive business, and we will have a need for additional funds.

         From our inception through December 1997, we were engaged principally in non-operating activities. While our new management has extensive experience in oil and gas exploration and operating activities, we have had very limited experience in these operations. Our business is highly capital-intensive requiring continuous development and acquisition of oil and gas reserves. In addition, capital is required to operate and expand our oil and gas field operations and purchase equipment. At December 31, 2004, we had working capital of $1,162,153. As a result of our determination to operate in the future, our working capital requirements may be expected to increase significantly over prior periods. We anticipate that we will be able to meet our cash requirements for the next 12 months. However, if such plans or assumptions change or prove to be inaccurate, we could be required to seek additional financing sooner than currently anticipated.

         On October 6, 2004, we closed a Securities Purchase Agreement and issued $2,585,000 in principal amount of 7% Senior Secured Convertible Debentures due September 30, 2009 to a group of institutional and high net worth investors. Proceeds from the sale of the Debentures will be used to acquire a 25% interest in the Kraemer 24 #1 well located in the Bethany-Longstreet play of Northern Louisiana and the development of such play, including spudding two additional wells, which is anticipated to occur by the end of the year. The
Debentures pay an annual interest rate of 7% on a quarterly basis and are convertible into shares of our common stock at a price of $0.50 per share. We have the option to pay the interest on the Debentures in our common stock. The investors also received warrants to purchase an additional 2,585,000 shares of common stock with an exercise price of $1.00. We have no commitments to obtain any additional debt or equity financing and there can be no assurance that additional funds will be available, when required, on terms favorable to us. Any future issuances of equity securities would likely result in dilution to our then existing shareholders while the incurring of additional indebtedness would result in increased interest expense and debt service changes. See "Management's Discussion and Analysis or Plan of Operations."


         We have a history of operating losses and may not be profitable in the future.

         We incurred losses before income tax provisions of $137,898 and $27,688 for the six months ended December 31, 2004 and 2003, respectively. Our accumulated deficit as of December 31, 2004 was $10,106,242. We do not have a bank line of credit. We have funded our operating losses, acquisitions and expansion costs primarily through a combination of private offerings of convertible debt, exempt transactions, equity securities and proceeds from the exercise of warrants. Our success in obtaining the necessary capital resources to fund future costs associated with our operations and expansion plans is dependent upon our ability to: (i) increase revenues through acquisitions and recovery of our proved producing and proved developed non-producing oil and gas reserves; (ii) maintain effective cost controls at the corporate administrative office and in field operations; and (iii) obtain the exercise of outstanding warrants. However, even if we achieve some success with our plans, there can be no assurance that we will be able to generate sufficient revenues to achieve significant profitable operations or fund our expansion plans. See "Management's Discussion and Analysis or Plan of Operations."

         We have substantial capital requirements necessary for undeveloped properties for which we may not be able to obtain adequate financing.

         The vast majority of our oil and gas reserves are classified as Proved Reserves. Recovery of the Company's future Proved Undeveloped Reserves will require significant capital expenditures. Our management estimates that aggregate capital expenditures of approximately $1,000,000 will be required to fully develop some of these reserves in the next twelve months. No assurance can be given that our estimates of capital expenditures will prove accurate, that our financing sources will be sufficient to fully fund our planned development activities or that development activities will be either successful or in accordance with our schedule. Additionally, any significant decrease in oil and gas prices or any significant increase in the cost of development could result in a significant reduction in the number of wells drilled and/or reworked. No assurance can be given that any wells will produce oil or gas in commercially profitable quantities.

         Development of our properties will require additional capital resources. We have no commitments to obtain any additional debt or equity financing and there can be no assurance that additional financing will be available, when required, on favorable terms to us. The inability to obtain additional financing could have a material adverse effect on us, including requiring us to curtail significantly our oil and gas acquisition and development plans or farm-out development of our properties. Any additional financing may involve substantial dilution to the interests of our shareholders at that time. See "Management's Discussion and Analysis or Plan of Operations."


         Oil and natural gas prices fluctuate widely and low prices could have a material adverse impact on our business and financial results.

         Our revenues, profitability and the carrying value of its oil and gas properties are substantially dependent upon prevailing prices of, and demand for, oil and gas and the costs of acquiring, finding, developing and producing reserves. Our ability to obtain borrowing capacity, to repay future indebtedness, and to obtain additional capital on favorable terms is also substantially dependent upon oil and gas prices. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to:
(i) relatively minor changes in the supply of, and demand for, oil and gas; (ii) market uncertainty; and (iii) a variety of additional factors, all of which are beyond our control. These factors include domestic and foreign political conditions, the price and availability of domestic and imported oil and gas, the level of consumer and industrial demand, weather, domestic and foreign government relations, the price and availability of alternative fuels and overall economic conditions. Furthermore, the marketability of our production depends in part upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities. Volatility in oil and gas prices could affect our ability to market our production through such systems, pipelines or facilities. Substantially all of our gas production is currently sold to one gas marketing firm on a month-to-month basis at prevailing spot market prices. Oil prices remained subject to unpredictable political and economic forces during fiscal 2002, fiscal 2003 and fiscal 2004, and experienced fluctuations similar to those seen in natural gas prices for the year. We believe that oil prices will continue to fluctuate in response to changes in the policies of the Organization of Petroleum Exporting Countries (OPEC), changes in demand from many Asian countries, current events in the Middle East, security threats to the United States, and other factors associated with the world political and economic environment. As a result of the many uncertainties associated with levels of production maintained by OPEC and other oil producing countries, the availabilities of worldwide energy supplies and competitive relationships and consumer perceptions of various energy sources, we are unable to predict what changes will occur in crude oil and natural gas prices.

         We are subject to uncertainties in reserve estimates and future net cash flows.

         This prospectus contains estimates of our oil and gas reserves and the future net cash flows from those reserves, which have been prepared by certain independent petroleum consultants. There are numerous uncertainties inherent in estimating quantities of reserves of oil and gas and in projecting future rates of production and the timing of development expenditures, including many factors beyond our control. The reserve estimates in this prospectus are based on various assumptions, including, for example, constant oil and gas prices, operating expenses, capital expenditures and the availability of funds, and, therefore, are inherently imprecise indications of future net cash flows. Actual future production, cash flows, taxes, operating expenses, development expenditures and quantities of recoverable oil and gas reserves may vary substantially from those assumed in the estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this prospectus. Additionally, our reserves may be subject to downward or upward revision based upon actual production performance, results of future development and exploration, prevailing oil and gas prices and other factors, many of which are beyond our control.

         The  present  value  of  future  net  reserves  discounted  at 10% (the
"PV-10") of Proved Reserves referred to in this prospectus should not be construed as the current market value of the estimated Proved Reserves of oil and gas attributable to our properties. In accordance with applicable requirements of the SEC, the estimated discounted future net cash flows from Proved Reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by: (i) the timing of both production and related expenses; (ii) changes in consumption levels; and
(iii) governmental regulations or taxation. In addition, the calculation of the present value of the future net cash flows using a 10% discount as required by the SEC is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with our reserves or the oil and gas industry in general. Furthermore, our reserves may be subject to downward or upward revision based upon actual production, results of future development, supply and demand for oil and gas, prevailing oil and gas prices and other factors. See "Properties - Oil and Gas Reserves."


         We are subject to various operating and other casualty risks that could result in liability exposure or the loss of production and revenues.

         Our oil and gas business involves a variety of operating risks, including, but not limited to, unexpected formations or pressures, uncontrollable flows of oil, gas, brine or well fluids into the environment (including groundwater contamination), blowouts, fires, explosions, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties and substantial losses. Although we carry insurance at levels that we believe are reasonable, we are not fully insured against all risks. We do not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on our financial condition and operations.

         From time to time, due primarily to contract terms, pipeline interruptions or weather conditions, the producing wells in which we own an interest have been subject to production curtailments. The curtailments range from production being partially restricted to wells being completely shut-in. The duration of curtailments varies from a few days to several months. In most cases, we are provided only limited notice as to when production will be curtailed and the duration of such curtailments. We are not currently experiencing any material curtailment of our production.

         We  intend  to  increase  our  development  and,  to a  lesser  extent, exploration activities. Exploration drilling and, to a lesser extent, development drilling of oil and gas reserves involve a high degree of risk that no commercial production will be obtained and/or that production will be insufficient to recover drilling and completion costs. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs.


         Our business may suffer if we lose key personnel.

         We depend to a large extent on the services of Calvin A. Wallen, III, our President, Chairman of the Board, and Chief Executive Officer. The loss of the services of Mr. Wallen would have a material adverse effect on our operations. We have not entered into any employment contracts with our executive officer and have not obtained key personnel life insurance on Mr. Wallen.


         Certain of our affiliates control a majority of our outstanding common stock, which may affect your vote as a shareholder.

         Our executive officers, directors and their affiliates and certain 5% shareholders hold approximately 68% of our outstanding shares of Common Stock. As a result, officers, directors and their affiliates and such shareholders have the ability to exert significant influence over our business affairs, including the ability to control the election of directors and results of voting on all matters requiring shareholder approval. This concentration of voting power may delay or prevent a potential change in control.


         Certain of our affiliates have engaged in business transactions with the Company, which may result in conflicts of interest.

         Certain officers, directors and related parties, including entities controlled by Calvin A. Wallen, III, the President and Chief Executive Officer, have engaged in business transactions with the Company which were not the result of arm's length negotiations between independent parties. Our management believes that the terms of these transactions were as favorable to us as those that could have been obtained from unaffiliated parties under similar circumstances. All future transactions between us and our affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of our Board of Directors.


         The liquidity, market price and volume of our stock is volatile, and our stock is subject to certain penny stock rules.

         Our Common Stock is traded on "over-the-counter" market. We intend to qualify our Common Stock on the OTC inter-dealer Electronic Bulletin Board, but there can be no assurance that we will be successful in this attempt. The liquidity of our Common Stock may be adversely affected, and purchasers of our Common Stock may have difficulty selling our Common Stock, if we are unsuccessful in qualifying our Common Stock for trading in a suitable trading market.

         There is presently only a limited public market for our Common Stock, and there is no assurance that a ready public market for our securities will develop. It is likely that any market that develops for our Common Stock will be highly volatile and that the trading volume in such market will be limited. The trading price of our Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, announcements of our drilling results and other events or factors. In addition, the U.S. stock market has from time to time experienced extreme price and volume fluctuations that have affected the market price for many companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our securities.

         The trading price of our Common Stock is below $5.00 per share. As long as the trading price of our Common Stock remains below $5.00 per share, trading in our Common Stock is subject to the requirements of certain rules under the Exchange Act which require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the associated risks, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our Common Stock, which could severely limit the market liquidity of our Common Stock.


         We  may   experience   adverse   consequences   because   of   required
indemnification of officers and directors.

         Provisions of our Certificate of Incorporation and By-Laws provide that we will indemnify any director and officer as to those liabilities and on those terms and conditions to the fullest extent of Texas law. Further, we may purchase and maintain insurance on behalf of any such persons whether or not we would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by us and prevent any recovery from our officers, directors, agents and employees for losses incurred by us as a result of their actions. Further, the SEC takes the position that indemnification against liability under the Securities Act is against the public policy as expressed in the Securities Act, and is, therefore, unenforceable.


         Certain anti-takeover provisions may discourage a change in control.

         Provisions of Texas law and our Certificate of Incorporation and Bylaws may have the effect of delaying or preventing a change in control or acquisition of our Company. Our Certificate of Incorporation and By-Laws include provisions for a classified Board of Directors (although we do not currently have a classified board), "blank check" preferred stock (the terms of which may be fixed by our Board of Directors without shareholder approval), purported limits on shareholder action by written consent in lieu of a meeting, and certain procedural requirements governing shareholder meetings. These provisions could have the effect of delaying or preventing a change in control of our Company.

         We do not intend to declare dividends in the foreseeable future.

         Our Board of Directors presently intends to retain all of our earnings for the expansion of our business. We therefore does not anticipate the distribution of cash dividends in the foreseeable future. Any future decision of our Board of Directors to pay cash dividends will depend, among other factors, upon our earnings, financial position and cash requirements.


         We may not have satisfactory title to our properties.

         Our contract land professionals have reviewed title records or other title review materials relating to substantially all of our producing properties. The title investigation performed by us prior to acquiring undeveloped properties is thorough, but less rigorous than that conducted prior to drilling, consistent with industry standards. We believe we have satisfactory title to all our producing properties in accordance with standards generally accepted in the oil and gas industry. Our properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens, which we believe do not materially interfere with the use of or affect the value of such properties. At December 31, 2004, our leaseholds for the majority of our net acreage were being kept in force by virtue of production on that acreage in paying quantities. The remaining net acreage was held by lease rentals and similar provisions and requires production in paying quantities prior to expiration of various time periods to avoid lease termination.

         We expect to make acquisitions of oil and gas properties from time to time subject to available resources. In making an acquisition, we generally focus most of our title and valuation efforts on the more significant properties. It is generally not feasible for us to review in-depth every property we purchase and all records with respect to such properties. However, even an in-depth review of properties and records may not necessarily reveal existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their deficiencies and capabilities. Evaluation of future recoverable reserves of oil and gas, which is an integral part of the property selection process, is a process that depends upon evaluation of existing geological, engineering and production data, some or all of which may prove to be unreliable or not indicative of future performance. To the extent the seller does not operate the properties, obtaining access to properties and records may be more difficult. Even when problems are identified, the seller may not be willing or financially able to give contractual protection against such problems, and we may decide to assume environmental and other liabilities in connection with acquired properties.


         We are subject to various governmental regulations which may cause us to incur substantial costs.

         Our operations are affected from time to time in varying degrees by political developments and federal, state and local laws and regulations. In particular, oil and gas production and related operations are or have been subject to price controls, taxes and other laws and regulations relating to the oil and gas industry. Failure to comply with such laws and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases our cost of doing business and affects our profitability. Although we believe we are in substantial compliance with all applicable laws and regulations, because such laws and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws and regulations.

         Sales of natural gas by us are not regulated and are generally made at market prices. However, the Federal Energy Regulatory Commission ("FERC") regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by us, as well as the revenues received by us for sales of such production. Sales of our natural gas currently are made at uncontrolled market prices, subject to applicable contract provisions and price fluctuations that normally attend sales of commodity products.

         Since the mid-1980's, the FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B ("Order 636"), that have significantly altered the marketing and transportation of natural gas. Order 636 mandated a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of the FERC's purposes in issuing the orders was to increase competition within all phases of the natural gas industry. Order 636 and subsequent FERC orders issued in individual pipeline restructuring proceedings have been the subject of appeals, and the courts have largely upheld Order 636. Because further review of certain of these orders is still possible, and other appeals may be pending, it is difficult to exactly predict the ultimate impact of the orders on us and our natural gas marketing efforts. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines' traditional role as wholesalers of natural gas, and has substantially increased competition and volatility in natural gas markets.

         While significant regulatory uncertainty remains, Order 636 may ultimately enhance our ability to market and transport our natural gas, although it may also subject us to greater competition, more restrictive pipeline imbalance tolerances and greater associated penalties for violation of such tolerances.

         The FERC has announced several important transportation-related policy statements and proposed rule changes, including the appropriate manner in which interstate pipelines release capacity under Order 636 and, more recently, the price which shippers can charge for their released capacity. In addition, in 1995, the FERC issued a policy statement on how interstate natural gas pipelines can recover the costs of new pipeline facilities. In January 1997, the FERC issued a policy statement and a request for comments concerning alternatives to its traditional cost-of-service rate making methodology. A number of pipelines have obtained FERC authorization to charge negotiated rates as one such alternative. While any additional FERC action on these matters would affect us only indirectly, these policy statements and proposed rule changes are intended to further enhance competition in natural gas markets. We cannot predict what action the FERC will take on these matters, nor can we predict whether the FERC's actions will achieve its stated goal of increasing competition in natural gas markets. However, we do not believe that we will be treated materially differently than other natural gas producers and marketers with which we compete.

         The price we receive from the sale of oil is affected by the cost of transporting such products to market. Effective January 1, 1995, the FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. These regulations could increase the cost of transporting oil by interstate pipelines, although the most recent adjustment generally decreased rates. These regulations have generally been approved on judicial review. We are not able to predict with certainty the effect, if any, of these regulations on its operations. However, the regulations may increase transportation costs or reduce wellhead prices for oil.

         The State of Texas and many other states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration for and production of oil and gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations of certain states limit the rate at which oil and gas can be produced from our properties. However, we do not believe we will be affected materially differently by these statutes and regulations than any other similarly situated oil and gas company.

         We are subject to various environmental risks which may cause us to incur substantial costs.

         Our operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling and transportation of oil and gas and the discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and impose substantial liabilities for pollution resulting from our operations. The permits required for our various operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines, penalties or injunctions. In the opinion of management, we are in substantial compliance with current applicable environmental laws and regulations, and we have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on us. The impact of such changes, however, would not likely be any more burdensome to us than to any other similarly situated oil and gas company.

         The Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), also known as the "Superfund" law, and similar state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. Furthermore, neighboring landowners and other third parties may file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

         We generate typical oil and gas field wastes, including hazardous wastes that are subject to the federal Resources Conservation and Recovery Act and comparable state statutes. The United States Environmental Protection Agency and various state agencies have limited the approved methods of disposal for certain hazardous and non-hazardous wastes. Furthermore, certain wastes generated by our oil and gas operations that are currently exempt from regulation as "hazardous wastes" may in the future be designated as "hazardous wastes," and therefore be subject to more rigorous and costly operating and disposal requirements.

         The Oil Pollution Act ("OPA") imposes a variety of requirements on responsible parties for onshore and offshore oil and gas facilities and vessels related to the prevention of oil spills and liability for damages resulting from such spills in waters of the United States. The "responsible party" includes the owner or operator of an onshore facility or vessel or the lessee or permittee of, or the holder of a right of use and easement for, the area where an onshore facility is located. OPA assigns liability to each responsible party for oil spill removal costs and a variety of public and private damages from oil spills. Few defenses exist to the liability for oil spills imposed by OPA. OPA also imposes financial responsibility requirements. Failure to comply with ongoing requirements or inadequate cooperation in a spill event may subject a responsible party to civil or criminal enforcement actions.

         We own or lease properties that for many years have produced oil and gas. We also own natural gas gathering systems. It is not uncommon for such properties to be contaminated with hydrocarbons. Although we or previous owners of these interests may have used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties or on or under other locations where such wastes have been taken for disposal. These properties may be subject to federal or state requirements that could require us to remove any such wastes or to remediate the resulting contamination. All of our properties are operated by third parties over whom we have limited control. Notwithstanding our lack of control over properties operated by others, the failure of the previous owners or operators to comply with applicable environmental regulations may, in certain circumstances, adversely impact us.


         We  may  be  responsible  for  additional   costs  in  connection  with
abandonment of properties.

         We are responsible for payment of plugging and abandonment costs on its oil and gas properties pro rata to our working interest. Based on our experience, we anticipate that the ultimate aggregate salvage value of lease and well equipment located on our properties will exceed the costs of abandoning such properties. There can be no assurance, however, that we will be successful in avoiding additional expenses in connection with the abandonment of any of our properties. In addition, abandonment costs and their timing may change due to many factors, including actual production results, inflation rates and changes in environmental laws and regulations.

                          GLOSSARY OF OIL AND GAS TERMS

         The following are abbreviations and definitions of terms commonly used in the oil and gas industry that are used in this prospectus:

         "BBL" means a barrel of 42 U.S. gallons.

         "BOE" means barrels of oil equivalent; converting volumes of natural gas to oil equivalent volumes using a ratio of six Mcf of natural gas to one Bbl of oil.

         "Completion" means the installation of permanent equipment for the production of oil or gas.

         "Development Well" means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

         "Dry Hole" or "Dry Well" means a well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

         "Exploratory Well" means a well drilled to find and produce oil or gas reserves not classified as proved, to find a new production reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

         "Farm-Out" means an agreement pursuant to which the owner of a working interest in an oil and gas lease assigns the working interest or a portion thereof to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" and the assignor issues a "farm-out."

         "Farm-In" see "Farm-Out" above.

         "Gas" means natural gas.

         "Gross" when used with respect to acres or wells, refers to the total acres or wells in which we have a working interest.

         "Infill Drilling" means drilling of an additional well or wells provided for by an existing spacing order to more adequately drain a reservoir.

         "MCF" means thousand cubic feet.

         "BTU" means British Thermal Units. British Thermal Unit means the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

         "Net" when used with respect to acres or wells, refers to gross acres or wells multiplied, in each case, by the percentage working interest owned by us.

         "Net Production" means production that is owned by us less royalties and production due others.

         "Operator"  means  the  individual  or  company   responsible  for  the
exploration, development and production of an oil or gas well or lease.

         "Present Value" ("PV") when used with respect to oil and gas reserves, means the estimated future gross revenues to be generated from the production of proved reserves calculated in accordance with the guidelines of the SEC, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation (except to the extent a contract specifically provides otherwise), without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

         "Productive Wells" or "Producing Wells" consist of producing wells and wells capable of production, including wells waiting on pipeline connections.

         "Proved Developed Reserves" means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

         "Proved Reserves" means the estimated quantities of crude oil and natural gas which upon analysis of geological and engineering data appear with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

         (i) Reservoirs are considered proved if either actual production or conclusive formation tests support economic producibility. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

         (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

         (iii) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified Separately as "indicated additional reserves"; (B) crude oil and natural gas, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics or economic factors; (C) crude oil and natural gas that may occur in undrilled prospects; and (D) crude oil and natural gas that may be recovered from oil shales, coal, gilsonite and other such resources.

         "Proved Undeveloped Reserves" means reserves that are recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for completion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

         "Recompletion" means the completion for production of an existing well bore in another formation from that in which the well has been previously completed.

         "Reserves" means proved reserves.

         "Reservoir" means a porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

       "Royalty" means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

         "2-D  Seismic"  means  an  advanced   technology   method  by  which  a
cross-section of the earth's subsurface is created through the interpretation of reflecting seismic data collected along a single source profile.

         "3-D Seismic" means an advanced technology method by which a three dimensional image of the earth's subsurface is created through the interpretation of reflection seismic data collected over a surface grid. 3-D seismic surveys allow for a more detailed understanding of the subsurface than do conventional surveys and contribute significantly to field appraisal, development and production.

         "Working Interest" means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties.

         "Workover" means operations on a producing well to restore or increase production.


                                LEGAL PROCEEDINGS

         We filed suit in the 29th Judicial District Court in Palo Pinto County, Texas, styled "Roseland Oil and Gas, Inc. v. William Vandever, et al.", bringing suit against Clifford Kees, William Vandever and various persons, seeking a judicial determination that all grants of preferential rights in the Reagan
Section  11 and 12 are void.  This  lawsuit  was filed on April  26,  1999.  All section 11 preferential rights were returned to the Company on or about January 2002. However, Clifford Kees was to retain his 1% override interest in these Reagan Lease Sections.

         Clifford Kees then moved to trial against on the claim of attorney fees owed to him for the prosecution of this lawsuit. The trial was heard on September 25, 2002, with Kees requesting in excess of $200,000 in attorney fees and costs. In June of 2003, the Court re-opened the trial as to attorney fees and costs, to allow Kees to put on additional evidence, and such trial was re-convened on June 19, 2003.

         On July 15, 2003, the Court entered a judgment in favor of Kees and as against the Company for approximately $112,000. We believe the judgment should not stand and appealed the judgment. On or about September 17, 2004, the Eastland Court of Appeals issued its ruling, modifying the amounts owed by us under the judgment to $59,000 plus interest. We have been denied a rehearing as to clarification and a further reduction in the judgment. We filed a Petition for Review with the Texas Supreme Court that was denied on or about January 21, 2005. We have put into the registry of the court a cash bond in the amount of $92,500 awaiting final outcome of this matter.


                                   PROPERTIES

         Our principal executive and administrative offices are located at 9870 Plano Road, Dallas, Texas. The offices are subleased from an affiliate controlled by our Chairman, Chief Executive Officer and President. The monthly amount charged to the Company is based on actual costs of materials and man-hours of the affiliates that are used pursuant to the terms of the agreement. We believe that there is other appropriate space available in the event the Company should terminate its current leasing arrangement.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This registration statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include statements regarding:

         o our estimate of the sufficiency of our existing capital resources;

         o        our  ability  to  raise   additional   capital  to  fund  cash
                  requirements for future operations;

         o our ability to successfully and economically explore for and develop oil and gas resources;

         o our liquidity and ability to finance our exploration and development activities;

         o        market conditions in the oil and gas industry; and

         o        the impact of governmental regulation.

         You should read these  statements  carefully  because  they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other "forward-looking" information. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in this prospectus under the caption "Risk Factors" and elsewhere in this registration statement could substantially harm our business, and that upon the occurrence of any of these events, the trading price of our common stock could decline, and you could lose all or part of your investment.

                  COMMON STOCK PRICE RANGE AND DIVIDEND POLICY

Common Stock Price Range

         Our common stock began trading on the Over-the-Counter Bulletin Board on November 12, 2001, under the symbol "QBIK.OB."

         The following table shows, for the periods indicated, the range of high and low bid information for our common stock as reported by the Over-the-Counter Bulletin Board. Any market for our common stock should be considered sporadic, illiquid and highly volatile. Prices reflect inter-dealer quotations, without adjustment for retail markup, markdowns or commissions, and may not represent actual transactions. Our common stock's trading range during the periods indicated is as follows:

          Fiscal Year 2002                               High              Low
          ----------------                               ----              ---

          3rd quarter                                   $0.78             $0.50
          4th quarter                                   $0.68             $0.30


          Fiscal Year 2003                               High              Low
          ----------------                               ----              ---

          1st quarter                                   $0.52             $0.30
          2nd quarter                                   $0.49             $0.18
          3rd quarter                                   $0.75             $0.28
          4th quarter                                   $0.45             $0.25


           Fiscal Year 2004                              High              Low
           ----------------                              ----              ---

           1st quarter                                  $0.45             $0.20
           2nd quarter                                  $0.30             $0.11
           3rd quarter                                  $0.60             $0.25
           4th quarter                                  $1.00             $0.35

           Fiscal Year 2005                              High              Low
           ----------------                              ----              ---

           1st quarter                                  $0.71             $0.30
           2nd quarter                                  $0.72             $0.40
           3rd quarter (through March 18, 2005)         $1.99             $0.85

         As of March 11, 2005 there were 35,086,883 shares of common stock issued and outstanding and 881 holders of record of our common stock.

Dividend Policy

         We have neither declared nor paid any dividends on our common stock since our inception. Presently, we intend to retain our earnings, if any, to provide funds for expansion of our business. Therefore, we do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, our operating and financial condition, our capital requirements, debt obligation agreements, general business conditions and other pertinent facts.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds of the sale of the common stock offered by this prospectus.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

         The following discussion is intended to assist in an understanding of our historical financial position and results of operations for the fiscal years ended June 30, 2003 and 2004 and the six-month periods ended December 31, 2003 and 2004. Our Financial Statements and notes thereto included elsewhere in this prospectus contain detailed information that should be referred to in conjunction with the following discussion.

General

         Our future results of operations and growth are substantially dependent upon (i) our ability to acquire or find and successfully develop additional oil and gas reserves and (ii) the prevailing prices for oil and gas. We have an inventory of development drilling locations to pursue after the fiscal year ending June 30, 2004. If we are unable to economically acquire or find significant new reserves for development and exploitation, our oil and gas production, and thus our revenues, would likely decline gradually as our reserves are produced. In addition, oil and gas prices are dependent upon numerous factors beyond our control, such as economic, political and regulatory developments and competition from other sources of energy. The oil and gas markets have historically been very volatile, and any significant and extended decline in the price of oil or gas would have a material adverse effect on our financial condition and results of operations, and could result in a reduction in the carrying value of our proved reserves and adversely affect our access to capital.

         THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS DESCRIBED HEREIN AND IN OTHER DOCUMENTS. READERS SHOULD CAREFULLY REVIEW THE RISK FACTORS DESCRIBED
IN THIS PROSPECTUS AND THE DOCUMENTS WE FILE FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.

Results of Operations

Comparison Of Fiscal 2004 To Fiscal 2003 Revenues

         Revenues
         --------

Oil & Gas Sales. Oil and Gas sales increased 16% to $414,741 in the fiscal year ended June 30, 2004 ("fiscal 2004") from $356,635 in the fiscal year ended June 30, 2003 ("fiscal 2003"), due to higher oil and gas prices.

         Costs and Expenses
         ------------------

Production and Operating Expense. Production and operating expense increased 11% to $186,465 in fiscal 2004 from $167,303 in fiscal 2003.

Depreciation,   depletion   and   amortization.   Depreciation,   depletion  and
amortization decreased 12% to $104,735 in fiscal 2004 from $119,249 in fiscal 2003. The decrease was primarily due to an increase in estimated reserves.

Selling, General and Administration Expenses (SG&A). SG&A increased 37% to $240,022 in fiscal 2004 from $175,201 in fiscal 2003 because officer stock grants were expensed.

Interest Expense. Interest Expense increased to $75 in fiscal 2004 from $4 in fiscal 2003.

Gain on Sale of Assets. Gain on Sale of Assets decreased to $0 in fiscal 2004 and fiscal 2003 because no assets were sold in either fiscal year.

         Net Loss
         --------

Net Loss. The net loss decreased to reflect a loss of $114,116 in fiscal 2004 from a loss of $217,121 in fiscal 2003 as a result of higher oil and gas prices.

Comparison of Six-Month Period ended December 31, 2004 to Six-Month Period ended December 31, 2003

Revenues. Gross revenues for the six months ended December 31, 2004, increased from $198,158 at December 31, 2003, to $215,512 at December 31, 2004, due to
higher natural gas prices.

Oil and Gas Production, Operating and Development Costs. Costs increased from $71,717 (36% oil and gas sales) at December 31, 2003, to $106,502 (49% of oil and gas sales) at December 31, 2004 due to higher lease operating expenses, and more specifically, compressor costs.

Operating Income. Operating income decreased from a loss of $27,688 at December 31, 2003, to a loss of $52,599 at December 31, 2004 due to higher lease operating expenses, and more specifically, compressor costs.

Liquidity And Capital Resources

Overview
--------

         Our primary financial resource is our oil and gas reserves. We do not have any credit facilities to supplement our internally generated cash flow as a source of financing for our capital expenditure programs. Product prices, over which we have no control, have a significant impact on revenues from production and the value of such reserves and thereby on our borrowing capacity in the event we determine to borrow funds. Within the confines of product pricing, we must be able to find and develop or acquire oil and gas reserves in a cost effective manner in order to generate sufficient financial resources through internal means to complete the financing of our capital expenditure program.

         We had net working capital of $143,031 at June 30, 2004 and $1,162,153 at December 31, 2004.

         The following discussion sets forth our current plans for capital expenditures in fiscal 2005, and the expected capital resources needed to finance such plans.

Capital Expenditures

         At  the  present  time,  we  anticipate  an  increase  to  spending  on exploration and development activities during fiscal 2005 through the development of strategic alliances that will position us to take advantage of possible acquisition objectives that will fit into our core activity areas of oil and gas production.

         We will increase our planned activities for fiscal 2005 if product prices remain strong and if we are able to obtain the capital resources necessary to finance such activities. See "Business."

Working Capital And Cash Flow

         During fiscal 2004, we generated cash flow from revenues of $414,741 and for the three months ended December 31, 2004, we generated cash flow from revenues of $110,249. Our working capital increased to $143,031 at June 30, 2004 from $59,362 at June 30, 2003, due to increased oil and gas sales which were primarily achieved by higher oil and gas prices. For the six month period ended December 31, 2004, our working capital increased to $1,162,153 at December 31, 2004 from $113,816 at December 31, 2003.

Capital Resources

         We cannot be certain that the funds which will be available from the completed and pending sales of assets, combined with operating cash flow, will be adequate to fund the projected capital expenditures for the remainder of fiscal 2005. However, because future cash flows and the availability of borrowings are subject to a number of variables, such as prevailing prices of oil and gas, actual production from existing and newly-completed wells, our success in developing and producing new reserves, and the uncertainty with respect to the amount of funds which may ultimately be required to finance our exploration program, there can be no assurance that our capital resources will be sufficient to sustain our exploratory and development activities.

         If funds available from asset sales, combined with operating cash flow, are not sufficient to fund its anticipated levels of capital expenditures, we will be required to seek alternative forms of capital resources, including the sale of other assets and the issuance of debt or equity securities. Although we believe we will be able to obtain funds pursuant to one or more of these alternatives, if needed, our management cannot be assured that any such capital resources will be available to us. If additional capital resources are needed, but we are unable to obtain such capital resources on a timely basis, we may not be able to maintain a level of liquidity sufficient to meet our obligations as they mature or to implement our capital expenditures or develop our assets.

Inflation

         Although the level of inflation affects certain of our costs and expenses, inflation did not have a significant effect on our results of operations during fiscal 2004 or the six months ended December 31, 2004.

Recent Transactions
-------------------

         On or about October 1, 2004, the Company closed a Securities Purchase Agreement and issued $2,635,000 in principal amount of 7% Senior Secured Convertible Debentures (the "Debentures") to a group of institutional and high net worth investors. None of the investors have a material relationship with the Company or any of its affiliates other than the transactions entered into in connection with the sale of the Debentures. Proceeds from the sale of the Debentures were used to acquire a 25% working interest in eight sections of land comprising the Bethany-Longstreet play of Northern Louisiana, a 25% interest in infrastructure and a 25% working interest in the spudding of two wells, which two wells have been drilled. The Debentures are secured by a Deed of Trust, Security Agreement, Assignment of Production and a Fixture Filing. The Debentures pay an annual interest rate of 7% and are convertible into shares of the Company's common stock, $0.05 par value per share, at a price of $0.50 per share. As of December 31, 2004, $5000 in debt has converted into 10,000 shares. In addition, in January of 2005, $100,000 of debt was converted into 200,000 shares. The Company has the option to pay the interest on the Debentures in Common Stock, and made the December 31, 2004 interest payment of $46,536 in-kind. The investors also received warrants to purchase an additional 2,635,000 shares of Common Stock with an exercise price of $1.00 per share. The Company and the investors entered into a Registration Rights Agreement, whereby the Company has agreed to register the shares convertible under the Debentures and exercisable under the Warrants.

         On or about January 11, 2005, the Company issued 1,531,661 shares of its common stock, $0.05 par value per share, to Caravel Resources Energy Fund 2003-II, L.P. (the "Partnership") in exchange for a 0.1914575033 working interest in the Kraemer 24-1 Well, Desoto Parish, Township 14 N, Range 15 W,
Section 24 (the "Well"). The Company also issued 468,339 shares of Common Stock to Calvin A. Wallen III, the Company's Chairman of the Board, President and Chief Executive Officer, in exchange for a 0.0585424967 working interest in the Well.

Long-Term Debt
--------------

         Long-term  debt  of  the  Company  is  currently   $1,932,500  and  was
$2,630,000 on December 31, 2004, under the convertible debt financing obtained by the Company as mentioned in the preceding paragraphs.

                                    BUSINESS

General

         Cubic Energy, Inc. is an independent energy company engaged in the development and production of, and exploration for, crude oil and natural gas. Our oil and gas assets are concentrated principally in Texas and Louisiana. At June 30, 2004, our total proved reserves were 51,850 BOE.

         We were incorporated in October 1978 in the State of Texas, and in March 1980, we were merged into a publicly held Utah corporation with the surviving entity being Roseland Oil and Gas, Inc., a Utah corporation. In August 1991, Roseland Oil and Gas, Inc., the Utah Corporation, was merged into an Oklahoma corporation, and we relocated our corporate offices from Houston, Texas to Tulsa, Oklahoma. In October of 1999, pursuant to approval of the Shareholders, Roseland Oil and Gas, Inc. was merged into Cubic Energy, Inc., a Texas corporation. References to Cubic, Roseland or the Company include the Company and our predecessors unless the context otherwise requires. Our principal executive office is located at 9870 Plano Road, Dallas, Texas 75238, and our telephone number is (972) 686-0369.

         In December 1997, we entered into a Stock Purchase Agreement (the "Agreement") pursuant to which the Company issued 12,500,000 shares of our common stock in exchange for the conveyance to the Company of certain oil and gas properties by Calvin A. Wallen, III and his affiliates. In connection with the Stock Purchase Agreement, three of the five members of the Board of Directors resigned and new directors were appointed, including Mr. Wallen, who also became Chairman of the Board, Chief Executive Officer and President of the Company.

Description of Business

         Prior to the Agreement, we focused primarily on the acquisition of non-operated working interests and overriding royalty interests in oil and gas properties. Subsequent to the Agreement in December 1997, we moved our headquarters from Tulsa, Oklahoma to Garland, Texas in order to utilize an affiliate's assembled team of experienced management whose substantial expertise lay in acquisition, exploitation and development and the ability to manage both operated and non-operated oil and gas properties. Current management believes that the ability to operate our own properties will result in significant cost savings to the Company. In addition, after reviewing our existing property portfolio and refining our new business strategy, the management team initiated a divestment strategy to dispose of our non-strategic assets in non-core areas in order to concentrate on building core reserves. Pursuant to this strategy, we are reviewing plans to acquire and develop properties in our core areas in Texas and Louisiana, as well as establishing a drilling program for the drilling of exploratory, development and infill wells, a strategy previously unavailable to us due to the technical expertise and experience required and the lack of available resources. We have made substantial progress in redirecting our strategic business efforts and believe that attractive opportunities remain for acquisition and development of our remaining and future assets.

         We also took decisive steps in addressing various accounting issues and, in accordance with generally accepted accounting principles, took significant write-downs of our assets prior to our fiscal year end of June 30, 1999, which directly impacted our net income. We recorded a net loss in fiscal 1999 of $515,933 due largely to depletion and lease operating expense. In addition, our management requested our prior auditor to provide us with restated audited financial statements for the fiscal year ending June 30, 1998 to accurately reflect the condition of the Company.

         In the year ending June 30, 1999, we took a prior year adjustment that affected the income statement for the year ending June 30, 1997. The adjustment was necessary to recapture excess depletion to income that should have been adjusted in 1997. Consequently, the retained deficit for 1999 was adjusted to reflect $196,491 of prior year excess depletion.

         On April 27, 2001, we completed an exchange offer pursuant to which it acquired (i) certain direct working interests in producing oil and/or natural gas wells (the "Working Interests") and (ii) all of the outstanding membership units in four privately held limited liability companies and approximately 9.85% of the working interest in another privately held limited liability company, all of which are engaged in oil and/or natural gas exploration and production. The Working Interests consist of between 15% and 45% working interests in fourteen
(14) wells. The Working Interests are part of projects operated by Tauren Exploration, Inc. ("Tauren"), an independent energy company, and Fossil Operating, Inc. ("Fossil") acts as the operator for some of the properties. Mr. Wallen is the sole shareholder, director and officer of Tauren and Fossil. The relationship between the Company and each of Tauren and Fossil were approved by our disinterested directors. The exchange offer was made to and was accepted by the various individual holders of the interests acquired. The Working Interests and the properties held are located in Texas and Louisiana. The consideration paid to the individuals who accepted the exchange offer was determined based on our valuation of the reserves underlying the interests acquired. The value of our common stock for purpose of the exchange offer was deemed to be $0.50 per share. In connection with the exchange offer, we issued approximately 11,141,256 shares of our common stock. In addition, as consideration for services rendered with respect to this exchange offer, C. K. Cooper & Company, and/or its principals and employees, received 111,413 shares of our common stock.

         Effective January 1, 2002, we entered into an agreement with Tauren whereby (i) Tauren exchanged and traded the accounts receivable of $856,712 owed by the Company for 856,712 shares of restricted Company common stock, (ii) the Company attained ground floor opportunities from Tauren to participate in Tauren's prospect and project inventory, and (iii) certain warrants were issued to Tauren from the Company to acquire restricted Company common stock. A copy of this agreement was filed with the Company's Form 10-QSB for the period ended March 31, 2002.

         In April, 2002, the Company made the strategic decision not to renew the Red Rock Louisiana leaseholds, which action has had a substantial impact on the June 30, 2002 income statement. Despite the impact, we believe the decision not to re-new the leases will be to the ultimate benefit of the Company.

         On June 1, 2002, Tauren assigned certain oil and gas properties to the Company for di minimus consideration. We already had an interest in some of the properties assigned for Tauren.

Restatement of Financial Results

         Subsequent to the issuance of our financial statements for the fiscal year ended June 30, 1998 and prior to the issuance of our financial statements for the fiscal year ended June 30, 1999, our new Board of Directors determined that the prior management of the Company (i.e., our management prior to the December 1997 Stock Purchase Agreement) had included assets consisting of oil and gas properties on our financial statements after the oil and gas properties had already been sold or transferred by the Company prior to the periods covered by the 1996 and 1997 financial statements. Upon examination, our Board of Directors and new management of the Company determined that certain assets were improperly included on our financial statements for prior periods and were inappropriately included in calculations of assets, depletion deductions and net income in our balance sheets and statements of operations. As a result, the financial statements as of June 30, 1998 and for the year ended, presented the restated accumulated deficit at June 30, 1999 of $2,430,936 and a restated net loss for the year ended June 30, 1999 of $515,933.

         In response to the errors discussed above, a number of conditions, which could represent a material weakness in our prior internal accounting controls, were identified. These conditions included a deterioration in our internal accounting controls under prior management, lack of adequate communication between our prior management and prior auditors, a failure to stress the importance of controls by prior management, and an apparent lack of clarity and consistent understanding within the Company by prior management concerning the application of our accounting policies to transactions involving the sale of properties. We have implemented steps that have strengthened our internal accounting controls. These steps included provision of in house accounting services through our affiliate, updating our policies regarding accounting and reporting for transactions, changing our corporate accounting and reporting structure and hiring a new accounting firm.

Principal Oil and Gas Properties

         The following table summarizes certain information with respect to our principal areas of operation at June 30, 2004:

                                                Percent            Present
                       Oil         Gas         Of Proved            Value
         Areas        (Bbl)       (Mcf)         Reserves        (Disc. @ 10%)
         -----        -----      -------       ---------        -------------

         Texas          0        311,098          100%            $731,913
                                                                  --------
         Total          0        311,098          100%            $731,913

Our Texas properties are situated in Palo Pinto, Parker, Eastland and Callahan Counties. At June 30, 2004, the Texas properties contained 100% of our proved reserves, which represented 100% of our Present Value of total proved reserves. The Texas properties consist primarily of wells acquired by the Company in several transactions between 1991 and 2002 and through overriding royalty interests reserved in farm-out agreements in 1998 and 1999.

         In June 1998, we agreed to a farm-out agreement with Cummings Company, reserving an overriding royalty interest. As of June 30, 2000, Cummings had completed its drilling program on the farmed out interest and completed four wells, the Reagan 11-1, Reagan 11-2, Reagan 11-3 and the Reagan 11-4.

         Our net production for the fiscal year ending June 30, 2004 for the Texas wells averaged approximately 196 Mcf of natural gas per day and 1 barrel of oil per day.

Exploration Activities

         Our strategy with respect to our domestic exploration program seeks to maintain a balanced portfolio of drilling opportunities that range from lower risk, field extension wells to higher risk, high reserve potential prospects. Our focus is primarily on exploration opportunities that can benefit from advanced technologies, including 3-D seismic, designed to reduce risks and increase success rates. We develop prospects in-house at an affiliate and through strategic alliances with exploration companies that have expertise in specific target areas. In addition, we evaluate some externally generated prospects and plan to participate in some of these opportunities to enhance our portfolio.

         We are currently focusing our domestic exploration activities to develop our undeveloped leasehold opportunities in Louisiana, Texas, and New Mexico. Currently we have development opportunities in and will acquire additional leasehold interests in Allen, Caddo, DeSoto, Evangeline, Sabine, Natchitoches, Rapides Parishes, Louisiana, in Limestone, Navarro, Red River, Henderson Counties, Texas and in Chaves County, New Mexico. These areas are a part of geologic studies utilizing regional trend surface analysis, 2-D and 3-D seismic data, AVO analysis and/or vast sub-surface control. Additionally over 2,240 miles of aeor-magnetics has been acquisitioned over several large Texas areas and is under final analysis for basement structural mapping. Prospects have been developed from 4,000-17,500 feet in depth in the Paluxy, Frio, Wilcox, Smackover, Bradley, Canyon, Rodessa and James formations.

         We also have included an acquisition strategy to our business plan that would allow us to capitalize on producing oil and gas acquisition targets.

Marketing of Production

Crude Oil and Natural Gas
-------------------------

         Our production consists mainly of natural gas. We market our operated production of natural gas to one purchaser, Devon Gas Services LP. We sell our crude oil and condensate production at or near the well site, although in some cases it is gathered by us or others and delivered to a central point of sale. Our crude oil and condensate production is transported by truck or by pipeline and is typically committed to arrangements having a term of one year or less. We have not engaged in crude oil hedging or trading activities. We utilize short-term gas contracts with prices that are related to market conditions in varying degrees and have not engaged in natural gas hedging or futures trading.

         We believe we would be able to locate alternate purchasers in the event of the loss of any one of these purchasers, and that any such loss would not have a material adverse effect on our financial condition or results of operations. Revenue from the sale of natural gas totaled $399,045 for the fiscal year ended June 30, 2004 and represented 96% of our total oil and gas revenues for that fiscal year.

Price Considerations

         Crude oil prices are established in a highly liquid, international market, with average crude oil prices that we receive generally fluctuating with changes in the futures price established on the NYMEX for West Texas Intermediate Crude Oil ("NYMEX-WTI"). The average crude oil price per Bbl received by us in fiscal year 2004 was $32.16.

         Natural gas prices in the geographical areas in which we operate are closely tied to established price indices which are heavily influenced by national and regional supply and demand factors and the futures price per MMBTU for natural  gas  delivered  at Henry Hub,  Louisiana  established  on the NYMEX
("NYMEX-Henry Hub"). At times, these indices correlate closely with the NYMEX-Henry Hub price, but often there are significant variances between the NYMEX-Henry Hub price and the indices used to price our natural gas. Average natural gas prices received by us in each of our operating areas generally fluctuate with changes in these established indices. The average natural gas price per Mcf received by us in fiscal 2004 was $5.55.

Oil and Gas Reserves

         The following tables set forth the proved developed and undeveloped reserves at June 30, 2004, the estimated future net revenues from such proved reserves and the Present Value and Standardized Measure of Discounted Future Net
Cash Flows attributable to our reserves at June 30, 2004, 2003 and 2002:

Category:            Oil (Bbls)   Gas (Mcf)   Total (Mcfe)    Income    10% Discount
                     ----------   ---------   ------------    ------    ------------
Proved Producing         0         311,098       311,098     $975,468     $731,913
Proved Undeveloped       0            0            $0           $0            0


                                                        At June 30,
                                             2004          2003          2002
                                          ----------    ----------    ----------
Proved reserves:
----------------
Oil (Bbl)                                          0             0             0
Gas (Mcf)                                    311,098       330,409       564,000
BOE                                           51,850        55,068        94,045
Estimated future net revenues
   (before income tax)                    $  975,468    $1,098,147    $1,060,369
Standardized Measure(1)                   $  731,913    $  798,381    $  657,668

Proved developed reserves:
--------------------------
Oil (Bbl)                                          0             0             0
Gas (Mcf)                                    311,098       330,409       564,000
BOE                                           51,850        55,068        94,045
Estimated future net revenues
   (before income tax)                    $  975,468    $1,098,147    $1,060,369
Present Value                             $  731,913    $  798,381    $  657,668
Standardized Measure (1)                  $  731,913    $  798,381    $  657,668

Weighted average sales prices:
------------------------------
Oil (per Bbl)                             $    32.16    $    26.20    $    24.18
Gas (per Mcf)                             $     5.55    $     4.91    $     3.09



--------------------------------
(1) The Standardized Measure of Discounted Future Net Cash Flows prepared by the Company represents the present value (using an annual discount rate of 10%) of estimated future net revenues from the production of proved reserves, after giving effect to income taxes. See the Supplemental Financial Information attached to the Financial Statements of the Company included elsewhere in this prospectus for additional information regarding the disclosure of the Standardized Measure information in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 69, "Disclosures about Oil and Gas Producing Activities."

         All information set forth in this prospectus relating to our proved reserves, estimated future net revenues and present values is taken from reports prepared by Michael S. Turner, P.E., an independent petroleum engineer. The estimates of this engineer were based upon review of production histories and other geological, economic, ownership and engineering data provided by the Company. No reports on our reserves have been filed with any federal agency. In accordance with guidelines of the SEC, our estimates of proved reserves and the future net revenues from which Present Values are derived are made using year end oil and gas sales prices held constant throughout the life of the properties (except to the extent a contract specifically provides otherwise). Operating costs, development costs and certain production-related taxes were deducted in arriving at estimated future net revenues, but such costs do not include debt service or general and administrative expenses.

         There are numerous uncertainties inherent in estimating oil and gas reserves and their values, including many factors beyond our control. The reserve data set forth in this prospectus represents estimates only. Reservoir engineering is a subjective process of estimating the sizes of underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. As a result, estimates of different engineers, including those used by us, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development, exploitation and exploration activities, prevailing oil and gas prices, operating costs and other factors, which revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based. There can be no assurance that these estimates are accurate predictions of our oil and gas reserves or their values. Estimates with respect to proved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods are generally less reliable than those based on actual production history.

         Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves.

Net Production, Sales Prices and Costs

         The following table presents certain information with respect to oil and gas production, prices and costs attributable to all oil and gas property interests owned by us for the period ended June 30, 2004.

                                                    Year Ended       Year Ended
Production Volumes:                               June 30, 2004    June 30, 2003
------------------                                -------------    -------------
Oil (Bbl)                                                   562              298
Gas (Mcf)                                                71,804           71,054
Weighted Average Sales Prices:
------------------------------
Oil (per Bbl)                                     $       32.16    $       26.20
Gas (per Mcf)                                     $        5.55    $        4.91
Selected Expenses Per BOE:
--------------------------
Lease operating                                   $       14.88    $       13.78
Depreciation, depletion and                       $        8.36    $        9.82
Amortization
General and administrative                        $       19.16    $       14.43

Productive Wells and Acreage

Productive Wells
----------------

         The following table sets forth our domestic productive wells at June 30, 2004:

            Oil                     Gas                    Total
    Gross         Net       Gross        Net        Gross          Net
    -----         ---       -----        ---        -----          ---

     -0-          -0-         14        12.9         14           12.9

Acreage

         The following table sets forth our undeveloped and developed gross and net leasehold acreage at June 30, 2004. Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.

         Undeveloped                  Developed                    Total
    Gross           Net           Gross       Net           Gross          Net
    -----           ---           -----       ---           -----          ---

     -0-            -0-            930        891            930           891

         All the leases for the undeveloped acreage summarized in the preceding table will expire at the end of their respective primary terms unless prior to that date the existing leases are renewed or production has been obtained from the acreage subject to the lease, in which event the lease will remain in effect until the cessation of production. As is customary in the industry, we generally acquire oil and gas acreage without any warranty of title except as to claims made by, through or under the transferor. Although we have title to developed acreage examined prior to acquisition in those cases in which the economic significance of the acreage justifies the cost, there can be no assurance that losses will not result from title defects or from defects in the assignment of leasehold rights. In many instances, title opinions may not be obtained if in our judgment it would be uneconomical or impractical to do so.

         On June 18,  1998,  we  farmed-out  188  acres of the  Reagan  lease in
Section 11, Palo Pinto County, Texas to the Cummings Company, Inc. retaining a 6.25% overriding royalty interest in any wells drilled under the Farm-out Agreement.

         In addition, on December 10, 1998, we entered into an agreement with Tauren that provides for Tauren to drill on our Section 11 in Palo Pinto County, Texas. The agreement grants Tauren a farm-out with Cubic retaining a 7.5% overriding royalty interest. The agreement also provides for a preferential right in the event that Tauren, at some later date, decides to dispose of a part or all of their interest in the drilled wells.

         On April 27, 2001, we completed an exchange offer pursuant to which it acquired (i) certain direct working interests in producing oil and/or natural gas wells (the "Working Interests") and (ii) all of the outstanding membership units in four privately held limited liability companies and approximately 9.85% of the working interest in another privately held limited liability company, all of which are engaged in oil and/or natural gas exploration and production. The Working Interests consist of between 15% and 45% working interests in fourteen
(14) wells. The Working Interests are part of projects operated by Tauren, an independent energy company, and Fossil acts as the operator for some of the properties. Mr. Wallen is the sole shareholder, director and officer of Tauren and Fossil. The relationship between the Company and each of Tauren and Fossil were approved by the disinterested directors of the Company. The exchange offer was made to and was accepted by the various individual holders of the interests acquired. The Working Interests and the properties held are located in Texas. The consideration paid to the individuals who accepted the exchange offer was determined based on the Company's valuation of the reserves underlying the interests acquired. The value of the Company's common stock for purpose of the exchange offer was deemed to be $0.50 per share. In connection with the exchange offer, the Company issued approximately 11,141,256 shares of the Company's common stock. In addition, as consideration for services rendered with respect to this exchange offer, C. K. Cooper & Company, and/or its principals and employees, received 111,413 shares of the Company's common stock.

Operations

         Although in the past we have not been the operator of our wells, in the future we generally intend to seek to be named operator for wells in which we acquire a significant interest or will appoint an operator on our behalf. As is common in the industry, this typically occurs only when we own the major portion of the working interest in a particular well or field. At June 30, 2004, third parties operated our wells under specific agreements.

         Through the specific agreements providing for third party operations of majority owned wells, we are able to exercise a great deal of influence over the development and enhancement of a well and to supervise operation and maintenance activities. We have not conducted the actual drilling of wells on properties in which we have acted as operator in the past, but in the future we plan to engage independent contractors who are supervised by the Company. We have contract relationships with petroleum engineers, geologists and other operations and production specialists who we believe will be able to improve production rates, increase reserves and/or lower the cost of operating our oil and gas properties.

         Oil and gas properties are customarily operated under the terms of a joint operating agreement, which provides for reimbursement of the operator's direct expenses and monthly per well supervision fees. Per well supervision fees vary widely depending on the geographic location and producing formation of the well, whether the well produces oil or gas and other factors.

                                   MANAGEMENT

Directors and Executive Officers

         The following table provides information concerning each our executive officer and director as of March 14, 2005:

          Name             Age     Position with Cubic            Director Since
          ----             ---     -------------------            --------------

  Calvin A. Wallen, III    50     Chairman of the Board,                1997
                                  President, & Chief Executive
                                  Officer
  Jon S. Ross              41     Director, Secretary                   1998
  Gene Howard              76     Director                              1991
  Herbert Bayer            54     Director                              2003
  Bob Clements             62     Director                              2004
  Alexander Montano        34     Director                              2004

         CALVIN A. WALLEN, III has served as the President and Chief Executive Officer of the Company since December 1997, and as Chairman of the Board of Directors since June 1999. Mr. Wallen has over 20 years of experience in the oil and gas industry working as a drilling and petroleum engineer. He was employed by Superior Oil and various other drilling contractors including Resource, Tom Brown and Rowan International. He assisted in the design and construction of several land rigs with advanced drilling systems and has domestic and international experience in drilling engineering. While employed by Rowan International, Mr. Wallen gained experience in drilling high angle directional wells at Prudhoe Bay on contract to Arco. In 1982, Mr. Wallen began acquiring and developing oil and gas properties, forming a production company that has evolved into Tauren Exploration, Inc. Mr. Wallen did his undergraduate studies at Texas A&M University in College Station, Texas.

         JON S. ROSS has served as a director of the Company since April 1998 and as Secretary since November 1998. Since 1989, Mr. Ross has been a practicing attorney in Dallas, Texas specializing in the representation of over fifty corporate entities within the past eight years. He has served on several community and not-for-profit committees and Boards and has been asked to speak to corporate and civic leaders on a variety of corporate law topics. Mr. Ross graduated from St. Mark's School of Texas with honors in 1982 and graduated from the University of Texas at Austin in 1986 with a B.B.A. in Accounting. He then graduated from the University of Texas School of Law in 1989 attaining a Juris Doctorate degree.

         GENE C. HOWARD is the Senior Partner of the law firm of Howard, Widdows, and Bufogle, P.C. of Tulsa, Oklahoma and has been engaged primarily in the private practice of law over the past thirty-five years. Mr. Howard served in the Oklahoma State Senate from 1964 through 1982 and was President Pro Tem from 1975 through 1981. In addition, he served as the Chairman of the Board of Farmers and Exchange Bank from 1972 through 1991 and on the Board of Directors of Local Federal Bank of Oklahoma. Mr. Howard is a Director of the Oklahoma State Education and Employment Group Insurance Board and presently acts as Chairman. Mr. Howard served as Director of EntreCap and Hinderliter corporations from 1991 to August of 1992. He is also Chairman of the Board of Philadelphia Mortgage Trust ("PMT").


         HERBERT A. BAYER has served as a director of Cubic Energy since May of 2003. Mr. Bayer is currently the Regional Director of Sales for Itron, which provides intelligent electronic maps of utility transmission and distribution systems. He was a Business Management major at Indiana State University.

         BOB L.  CLEMENTS  joined the  Company's  board of directors in February
2004. Mr. Clements was born and raised in Texas. Mr. Clements has a degree in the OPM Program from the Harvard Business School. Mr. Clements has been in the wholesale food and restaurant business for over thirty years, currently controlling the largest independent producer of stuffed jalapenos and corn dogs as well as two successful restaurants in the Rockwall, Texas area. Mr. Clements has served and currently serves on a variety of profit and charitable committees and boards.

         ALEX MONTANO is President of C. K. Cooper & Company, Inc. an investment banking boutique. Mr. Montano has managed the energy practice at C. K. Cooper &
Company since 1997 and has completed over $500 million worth of investment banking transactions during this time. Prior to this, Mr. Montano was an oil and gas industry analyst, where he was recognized by several leading publications, including Zacks, as a five star analyst, The Wall Street Journal in their "Best on The Street" special edition in 2003 and by Starmine Research. Prior to 1996, Mr. Montano was director of Research at Brookstreet Securities where he specialized in following early stage energy issues. Mr. Montano has been a recognized speaker at various conferences on energy-related topics and is a member of the IPAA. Mr. Montano attended the University of Southern California and Chapman University. Mr. Montano also serves on the board of directors of CardioVascular BioThereputics, Inc.

         Other than grants of restricted shares of common stock discussed under "Executive Compensation," directors do not receive any compensation for their services as directors except that we reimburse all of their Company-related travel expenses.

         There are no family relationships among any of the directors or executive officers of the Company. See "Certain Relationships and Related
Transactions" for a description of transactions between the Company and its directors, executive officers or their affiliates.


                             EXECUTIVE COMPENSATION

         The total compensation for the three fiscal years ended June 30, 2004, for Calvin A. Wallen, III, the Company's current Chief Executive Officer, and
Jon S. Ross, the Company's current Secretary, is set forth below in the following Summary Compensation Table. No other person received cash compensation in excess of $100,000 during the fiscal year ended June 30, 2004.



                           SUMMARY COMPENSATION TABLE

  Name and Principal Position                Fiscal Year     Annual Salary    Compensation
  ---------------------------                -----------     -------------    ------------
  Calvin A. Wallen, III, President and CEO       2004              0                0
                                                 2003              0                0
                                                 2002              0                0
  Jon S. Ross, Secretary                         2004              0                0
                                                 2003              0                0
                                                 2002              0                0

         Warrants were granted to an affiliate of Calvin A. Wallen, III effective January 1, 2002, as described in that agreement attached as an exhibit to the Company's Form 10-QSB for the period ended March 31, 2002.

         On September 12, 2003,  our  directors  approved a director and officer compensation plan as follows: (i) directors of record as of June 1, 2003 received 24,000 restricted shares of common stock (16,000 shares per year multiplied by 1.5 years) for years of prior service, (ii) our President and Chief Executive Officer received 45,000 restricted shares of common stock (30,000 share per year multiplied by 1.5 years) for years of prior service,
(iii) the Secretary of Cubic received 22,500 restricted shares of common stock (15,000 shares per year multiplied by 1.5 years) for prior years of service,
(iv) going forward, directors would receive 16,000 restricted shares of common stock per year of service, (v) going forward, the President and Chief Executive Officer would receive 30,000 restricted shares of common stock per year of service, (vi) going forward, the Secretary would receive 15,000 restricted shares of common stock per year of service, (vii) Audit Committee members would receive 10,000 restricted shares of common stock per audit, and (viii) any Compensation Committee member, should one be formed, would receive 3,000 restricted shares of common stock per year of service. On February 9, 2004, we issued 155,000 restricted shares of common stock to our directors and officers pursuant to this plan, for service during fiscal year 2004. Based on a then market price of $0.45 per share, we recorded a compensation expense of $69,750; which expense is recorded in the financial statements as a selling, general and administrative expense.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the number of shares of the Company's Common Stock beneficially owned, as of March 11, 2005 by (i) each person known to the Company to beneficially own more than 5% of the Common Stock of the Company (the only class of voting securities now outstanding), (ii) each director and executive officer, and (iii) all directors and executive officers as a group. Unless otherwise indicated, the number of shares and percentage of ownership of Common Stock for each of the shareholders set forth below assumes that shares of Common Stock that the shareholder may acquire within sixty days of March 11, 2005 are outstanding.

                                                                   Approximate
    Name and Address                    Number of Shares        Percent of Class
    ----------------                    ----------------        ----------------

Calvin A. Wallen, III                     9,713,712(1)              27.7%
9870 Plano Road
Dallas, TX  75238

William Bruggeman                        10,307,303(2)              29.4%
20 Anemone Circle
North Oaks, MN  55127

Gene Howard                                408,245(3)                1.2%
2402 East 29th St.
Tulsa, OK  74114

Bob Clements                                302,000                   *
9870 Plano Road
Dallas, TX 75238

Herbert Bayer                              194,287(4)                 *
9870 Plano Road
Dallas, TX 75238

Alexander Montano                          66,000(5)                  *
18300 Von Karman Avenue
Suite 700
Irvine, CA 92612

Jon S. Ross                                147,500(6)                 *
9870 Plano Road
Dallas, TX  75238

All officers and directors                 10,831,744               30.9%
as a group (6 persons)                     ----------               -----
--------------------------------------
*Less than one percent.
(1) Includes 1,641,216 shares held by Tauren Exploration, Inc., an entity controlled by Mr. Wallen, includes 500,000 shares held by spouse, and includes 240,000 shares held by minor children.
(2) Includes 834,000 shares held by Diversified Dynamics Corp., a company controlled by William Bruggeman; includes 120,000 shares owned by Consumer Products Corp. in which Mr. Bruggeman's spouse, Ruth, is a joint owner; and includes 9,313,303 shares held jointly by William Bruggeman & Ruth Bruggeman as joint tenants with rights of survivorship.

(3) Includes 322,245 shares are held by Mr. Howard's spouse, Belva, of which Mr. Howard disclaims beneficial ownership.
(4) Includes 132, 287 shares held with spouse as joint tenants with rights of survivorship.

(5) Includes 55,000 shares held by C.K. Cooper & Company and 1000 shares held by minor children.
(6)      Includes 3000 shares held by minor children .

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         In December 1997, the Company entered into a Stock Purchase Agreement (the "Agreement") with Calvin A. Wallen, III or his designees, William Bruggeman and Ruth Bruggeman, and Diversified Dynamics, Inc. (together, the "Buyers"). Pursuant to the Agreement, the Company issued (i) 7,000,000 shares of its common stock to Calvin A. Wallen, III; (ii) 2,500,000 shares of common stock to Earthstock Resources, Inc., all of the shares of which are owned by Mr. Wallen;
(iii) 2,500,000 shares of common stock to William Bruggeman and Ruth Bruggeman as joint tenants with rights of survivorship; and (iv) 500,000 shares of common stock to Diversified Dynamics, which is controlled by the Bruggemans, representing an aggregate of approximately 71.3% of the issued and outstanding shares of common stock of the Company, with the shares issued to Mr. Wallen and his affiliates representing approximately 54.2% of the issued and outstanding shares of common stock of the Company. In exchange for the issuance of the Shares, the Buyers conveyed to the Company the interests in certain oil and gas properties owned by the Buyers, as well as the Buyers' entire interest in any contracts, leases, records and insurance policies affecting such interests (the "Consideration"). The amount of the Consideration was the result of an agreed negotiation between the Buyers and the Company. Prior to the negotiation and execution of the Agreement, there were no material relationships between the Company or any affiliates, officers or directors of the Company, on the one hand, and any of the Buyers, or any affiliates, officers or directors of any of the Buyers, on the other hand.

         On December 1, 1997, the Company entered into a contract with an affiliate controlled by Calvin A. Wallen III, our Chairman of the Board, Chief Executive Officer and President, to provide certain technical, administrative and management services needed to conduct its business. The terms of the contract provided for personnel to be contracted at current market rates in effect at the time the agreement was executed. In addition, the offices are subleased from an affiliate controlled by Mr. Wallen. The monthly amount charged to the Company is based on actual costs of materials and man-hours of the affiliates that are used pursuant to the terms of the agreement. As of January 1, 2002, the Company entered into a favorable arrangement with Mr. Wallen for the continued provision of staff and services on a prorated and/or as needed basis.

         On December 10, 1998, the Company entered into an agreement with Tauren that provides for Tauren to drill on the Company's Section 11 in Palo Pinto County, Texas. The agreement grants Tauren a farm-out retaining a 7.5% overriding royalty interest. The agreement also grants the Company preferential rights in the event that Tauren, at some later date, decides to divest part or all of their interests in the drilled wells. Tauren is an affiliate of Mr. Wallen.

         On April 27, 2001, the Company completed an exchange offer pursuant to which it acquired (i) certain direct working interests in producing oil and/or natural gas wells (the "Working Interests") and (ii) all of the outstanding membership units in four privately held limited liability companies and approximately 9.85% of the working interest in another privately held limited liability company, all of which are engaged in oil and/or natural gas exploration and production. The Working Interests consist of between 15% and 45% working interests in fourteen (14) wells. The Working Interests are part of projects operated by Tauren, an independent energy company, and Fossil acts as the operator for some of the properties. Mr. Wallen is the sole shareholder, director and officer of Tauren and Fossil. The relationship between the Company and each of Tauren and Fossil were approved by the disinterested directors of the Company. The exchange offer was made to and was accepted by the various individual holders of the interests acquired. The Working Interests and the properties held are located in Texas and Louisiana. The consideration paid to the individuals who accepted the exchange offer was determined based on the Company's valuation of the reserves underlying the interests acquired. The value of the Company's common stock for purpose of the exchange offer was deemed to be

$0.50 per share. In connection with the exchange offer, the Company issued approximately 11,141,256 shares of the Company's common stock. In addition, as consideration for services rendered with respect to this exchange offer, C. K. Cooper & Company, and/or its principals and employees, received 111,413 shares of the Company's common stock.

         Effective January 1, 2002, the Company entered into an Agreement with Tauren whereby (i). Tauren exchanged and traded the accounts receivable of $856,712 owed by the Company for 856,712 shares of restricted Company common stock, (ii) the Company attained ground floor opportunities from Tauren to participate in Tauren's prospect and project inventory, and (iii) certain warrants were issued to Tauren from the Company to acquire restricted Company common stock. A copy of this Agreement was filed with the Company's Form 10-QSB for the period ended March 31, 2002.

         In April, 2002, the Company made the strategic decision not to renew the Red Rock Louisiana leaseholds, which action has had a substantial impact on the June 30, 2002 income statement for the Company. Despite the impact, the Company believes the decision not to renew the leases will be to the ultimate benefit of the Company.

         On June 1, 2002, Tauren assigned certain oil and gas properties to the Company for di minimus consideration. The Company already had an interest in some of the properties assigned for Tauren.

                          DESCRIPTION OF CAPITAL STOCK

         The following is a summary of the current material terms of our capital stock. Because it is only a summary, it does not contain all information that may be important to you. Therefore, you should read carefully the more detailed provisions of our articles of incorporation and by-laws. For information on how to obtain copies of our articles of incorporation and by-laws, see "Where You Can Find More Information."

General

         As of the date of this prospectus, our authorized capital stock consists of 50,000,000 shares of common stock, $0.05 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. No other classes of stock are authorized or expected to be authorized under our articles of incorporation. The issued and outstanding shares of our common stock duly authorized, validly issued, fully paid and nonassessable.

Common Stock

         Each holder of our common stock is entitled to one vote for each share of common stock held of record by such holder. Holders of our common stock, voting as a single class, are entitled to elect all of the directors of the Company. Matters submitted for shareholder approval generally require a majority vote. Holders of our common stock are entitled to receive ratably such dividends as may be declared by our board out of funds legally available therefor. Upon our liquidation, dissolution or winding up, holders of our common stock would be entitled to share ratably in our net assets. Holders of our common stock have no preemptive, redemption, conversion or other subscription rights.

         The registrar and transfer agent for our common stock is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034-8543,
(469) 633-0101.

Preferred Stock

         Our board has the power, without further vote of shareholders, to authorize the issuance of up to 10,000,000 shares of our preferred stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of our preferred stock. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. Our preferred stock may be divided into such number of series as our board determines. There are no shares of our preferred stock currently outstanding.


                              SELLING SHAREHOLDERS

         This prospectus relates to the registration of securities on behalf of the selling shareholders named in this prospectus of up to 794,000 shares of common stock. The selling shareholders acquired these shares in November 2003 from an affiliate of the Company, and the selling shareholders are not broker-dealers or affiliates of a broker-dealer. Because the shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the issuance of those shares was not registered with the SEC, the selling shareholders currently hold "restricted stock."

         The following table sets forth, to the best of our knowledge, information concerning the selling shareholders, the number of shares currently held by the selling shareholders, the number of shares to be offered and sold by the selling shareholders and the amount and percentage of common stock that will be owned by the selling shareholders following the offering (assuming sale of all shares of common stock being offered) by the selling shareholders:


                                              Number of Shares                     Number of Shares
                                            Owned Before Offering               Owned After Offering
                                            ---------------------               --------------------
                                            No. of        Percent    Shares     No. of       Percent
             Selling Shareholders           Shares       of Class    Offered    Shares      of Class
             --------------------           ------       --------    -------    ------      --------
Gary & Patricia Bohn Living Trust           50,000           *        50,000       -0-          N/A
Bob L. Clements                            250,000           *       250,000       -0-          N/A
Amanda M. Felipe & Jeffrey M Felipe          2,000           *         2,000       -0-          N/A
Adriane Ann Fergus                          20,000           *        20,000       -0-          N/A
K&J Investment Partnership                 100,000           *       100,000       -0-          N/A
Jerry L. Niuman & Linda L. Niuman           10,000           *        10,000       -0-          N/A
Daniel Neisen                               50,000           *        50,000       -0-          N/A
Dennis R. Neisen                            50,000           *        50,000       -0-          N/A
Keith Noel & Kathy Noel                     50,000           *        25,000       -0-          N/A
Ann M. Sepulvado                            20,000           *        20,000       -0-          N/A
Jace P. Sepulvado & Judy L. Sepulvado       10,000           *        10,000       -0-          N/A
Jennifer L. Sepulvado                        1,000           *         1,000       -0-          N/A
Jeremy P. Sepulvado                          1,000           *         1,000       -0-          N/A
Wayne and Billie J. Brackin                 20,000           *        20,000       -0-          N/A
Wilfred H. Crawford                         20,000           *        20,000       -0-          N/A
John Thursby                                20,000           *        20,000       -0-          N/A
Donald E. Halla and
Sandra J. Cwayna Halla                      50,000           *        50,000       -0-          N/A
Guy Spriggs                                 50,000           *        50,000       -0-          N/A
Jerome N. Jacoby and Mary Jacoby            20,000           *        20,000       -0-          N/A

* Less than one percent.

                              PLAN OF DISTRIBUTION

         The common stock covered by this prospectus may be offered and sold from time to time by the selling shareholders. A Rule 424(b) prospectus supplement will be filed for any limited partners, donees, successors-in-interest and pledgees who receive shares from the selling shareholders after the date of this prospectus, except to the extent otherwise permitted. After effectiveness of this registration statement, the shares of common stock covered by this prospectus may be sold by the selling shareholders in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of such methods of sale, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of common stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this prospectus, including resale to another broker or dealer; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) privately negotiated transactions; (e) through put or call transactions; (f) through short sales of the offered shares; and (g) through underwritten transactions or otherwise. The period of distribution of these shares of common stock may occur over an extended period of time. This offering is expected to terminate at such time as all shares offered have been sold.

         The selling shareholders may effect such transactions by registering the shares of common stock directly to purchasers or to or through a broker or dealer, who may act as an agent or principal. Such broker or dealer may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares of common stock for whom such broker or dealer may act as agent or to whom he sells as principal, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). We know of no existing arrangements between any selling shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

         The selling shareholders will not pay any of the proceeds from the sale of the shares of common stock to us. We expect to incur expenses in connection with this offering in the amount of approximately $6,800 for registration, legal, accounting and miscellaneous fees and expenses. The selling shareholders will be solely responsible for commissions and discounts of brokers, dealers or agents, other selling expenses and the fees and expenses of their own counsel related to registration and resale of their shares, if any, none of which expenses will be borne by us.

         In offering the securities, the selling shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Exchange Act in connection with such sales, and any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         We intend to advise the selling shareholders that when they sell the securities, they (1) are required to comply with Regulation M under the Exchange Act (as described in more detail below), (2) may not engage in any stabilization activity, except as permitted under the Exchange Act, (3) are required to furnish each broker-dealer (who may offer this common stock) copies of this prospectus, and (4) may not bid for or purchase any of our securities or attempt to induce any person to purchase any securities except as permitted under the Exchange Act.

         Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.


                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus constitutes a part of a registration statement on Form SB-2 that we have filed with the SEC under the Securities Act. This prospectus omits certain of the information contained in the registration statement, and reference is made to the registration statement for further information about us and the securities offered by this prospectus. Any statements contained in this prospectus concerning any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance, reference is made to the copy of the documents that have been filed.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents, including this registration statement, at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information. In addition, the SEC maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file reports electronically with the SEC.



                                  LEGAL MATTERS

         The legality of the securities offered hereby will be passed on for us by Gardere Wynne Sewell LLP, Dallas, Texas.


                                     EXPERTS

         Our financial statements as of June 30, 2004, for the years ended June 30, 2004 and 2003, included in this prospectus have been included in reliance upon the report of Philip Vogel & Co., PC, given their authority as experts in accounting and auditing.

                               CUBIC ENERGY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            Page

Independent Auditors' Report...........................................     F-2
Balance Sheets.........................................................     F-3
Condensed Statements of Operations for six months ended December
   31, 2004 and 2003...................................................     F-5
Statements of Operations for years ended June 30, 2004, 2003 and 2002..     F-6
Statements of Changes in Stockholders' Equity..........................     F-7
Condensed Statements of Cash Flows for six months ended December
  31, 2004 and 2003....................................................     F-8
Statements of Cash Flows for years ended June 20, 2004, 2003 and 2002..     F-9
Notes to Financial Statements..........................................     F-10

                         INDEPENDENT ACCOUNTANTS' REPORT


The Stockholders and Board of Directors
Cubic Energy, Inc.


         We have audited the balance sheets of Cubic Energy, Inc., a Texas corporation, as of June 30, 2004 and 2003, and the related statements of operations, of changes in stockholders' equity and of cash flows for the three years in the period ended June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cubic Energy, Inc. as of June 30, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.



                                                    PHILIP VOGEL & CO. PC
                                                    Certified Public Accountants

         Dallas, Texas
         September 3, 2004


                               CUBIC ENERGY, INC.

                            CONDENSED BALANCE SHEETS

                                                             (Unaudited)
                                                          December 31, 2004      June 30, 2004        June 30, 2003
                                                          -----------------    -----------------    -----------------
                          Assets
Current assets:
     Cash and cash equivalents                            $         841,111    $         193,213    $         117,450
     Accounts receivable                                             54,619               80,180               58,130
     Prepaid drilling costs                                         338,996                 --                   --
     Prepaid expenses                                                62,024                 --                   --
                                                          -----------------    -----------------    -----------------

                   Total current assets                   $       1,296,750    $         273,393    $         175,580


Property and equipment (at cost):
     Oil and gas properties, full cost method:
         Proved properties (including wells and related
         equipment and facilities)                        $       1,537,625    $       1,537,625    $       1,537,625
         Unproved properties                                      1,418,996                 --                   --
     Office and other equipment                                         910                  910                  910
                                                          -----------------    -----------------    -----------------

                                                          $       2,957,530    $       1,538,535    $       1,538,535
     Less accumulated depreciation, depletion and
         amortization                                             1,145,817            1,104,849            1,000,114
                                                          -----------------    -----------------    -----------------
                                                                  1,811,713              433,686              538,421
     Other assets:
         Deferred loan costs - net                        $         250,609    $            --      $            --
                                                          -----------------    -----------------    -----------------

Total assets                                              $       3,359,072    $         707,079    $         714,001
                                                          =================    =================    =================
















        The accompanying notes are an integral part of these statements.

                                      F-3


           Liabilities and stockholders' equity
Current liabilities:
     Accounts payable and accrued expenses                $         129,217    $         126,764    $         116,039
     Due to affiliates                                                5,380                3,598                  179
                                                          -----------------    -----------------    -----------------
                   Total current liabilities              $         134,597    $         130,362    $         116,218
                                                          -----------------    -----------------    -----------------

Non-current liabilities:
     Deferred income taxes

Long-term liabilities:
     Debentures payable - net of discounts                $       2,145,508    $            --      $            --

Commitments and contingencies (Note H)

Stockholders' equity:
     Preferred stock - $.01 par value,
         Authorized 10,000,000 shares,
         Issued: none                                     $            --      $            --      $            --

     Common stock - $.05 par value, authorized
         50,000,000 shares, issued 31,685,119
         shares at December 31, 2004, 31,451,829 at
         June 30, 2004 and 31,180,326 at June 30, 2003            1,584,257            1,572,592            1,559,017
     Additional paid-in capital                                   9,600,952            8,972,467            8,892,992
     Accumulated deficit                                        (10,106,242)          (9,968,342)          (9,854,226)
                                                          -----------------    -----------------    -----------------

Stockholders' equity                                              1,078,967              576,717              597,783
                                                          -----------------    -----------------    -----------------
                                                                  3,359,072    $         707,079    $         714,001
                                                          =================    =================    =================











        The accompanying notes are an integral part of these statements.


                               CUBIC ENERGY, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (unaudited)


                                                For the Six          For the Six
                                               Months Ended         Months Ended
                                             December 31, 2004    December 31, 2003
                                             -----------------    -----------------
Revenue:
   Oil and gas sales                         $         215,512    $         198,158

Total revenue                                $         215,512    $         198,158
                                             -----------------    -----------------

Costs and expenses:
   Oil and gas production, operating and
     development costs                       $         106,502    $          71,717
   Selling, general and
     administrative expenses                           120,641               95,287
   Depreciation, depletion and
     amortization                                       40,968               58,842
                                             -----------------    -----------------

Total costs and expenses                     $         268,111    $         225,846
                                             -----------------    -----------------

Operating income (loss)                      $         (52,599)   $         (27,688)
                                             -----------------    -----------------

Non-operating income (expense):
   Gain (loss) on sales of securities        $               0    $               0
   Other income                                              0                    0
   Interest expense                                    (72,084)                   0
   Amortization of loan costs                          (13,215)                   0
                                             -----------------    -----------------

Total non-operating income (expense)         $         (85,299)   $               0
                                             -----------------    -----------------

Income (loss) before taxes:                  $        (137,898)   $         (27,688)

Provision for (benefit of) income taxes                      0                    0
                                             -----------------    -----------------

Net income (loss)                            $        (137,898)   $         (27,688)
                                             =================    =================

Net gain (loss) per common share
- basic and diluted                          $          (0.004)   $          (0.001)
                                             =================    =================

Weighted average common shares outstanding
- basic and diluted                                 31,508,695           31,251,786
                                             =================    =================









        The accompanying notes are an integral part of these statements.


                               CUBIC ENERGY, INC.

                            STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED JUNE 30, 2004, 2003, AND 2002

                                                         2004           2003           2002
                                                     -----------    -----------    -----------
Revenues:
Oil and gas sales                                    $   414,741    $   356,636    $   250,716
                                                     -----------    -----------    -----------

Total revenues                                       $   414,741    $   356,636    $   250,716
                                                     -----------    -----------    -----------

Costs and expenses:
Oil and gas production, operating and
development costs                                    $   186,465    $   167,303    $   216,505
Selling, general and administrative expenses             240,022        175,201        234,804
Depreciation, depletion and amortization                 104,735        119,249        317,901
Impairment loss on oil and gas properties                   --             --        5,750,838
                                                     -----------    -----------    -----------

Total costs and expenses                             $   531,222    $   461,753    $ 6,520,048
                                                     -----------    -----------    -----------

Operating income (loss)                              $  (116,481)   $  (105,117)   $(6,269,332)
                                                     -----------    -----------    -----------

Non-operating income (expense):
Legal judgment                                       $      --      $  (112,000)   $      --
Gain on sales of securities                                 --             --           26,550
Other income                                               2,440           --              339
Interest expense                                             (75)            (4)           (38)
Interest income                                             --             --              548
                                                     -----------    -----------    -----------

Total non-operating income (expense):                $     2,365    $  (112,004)   $    27,399
                                                     -----------    -----------    -----------

Income (loss) from operations before income taxes:   $  (114,116)   $  (217,121)   $(6,241,933)

Provision for (benefit of) income taxes                     --             --         (471,800)
                                                     -----------    -----------    -----------

Net loss                                             $  (114,116)   $  (217,121)   $(5,770,133)
                                                     ===========    ===========    ===========


Net loss per common share - basic and diluted        $     (0.00)   $     (0.01)   $     (0.19)
                                                     ===========    ===========    ===========





        The accompanying notes are an integral part of these statements.


                               CUBIC ENERGY, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED JUNE 30, 2004, 2003, AND 2002


                                                               Common Stock
                                          Cumulative    ---------------------------    Additional                        Total
                                           preferred        Shares         Par           paid-in      Accumulated    stockholders'
                                             stock       outstanding      value          capital        deficit         equity
                                         ------------   ------------   ------------   ------------   ------------    ------------
Balance, June 30, 2001                           --       29,989,614   $  1,499,481   $  7,867,389   $ (3,866,972)   $  5,499,898


Net loss, year ended June 30, 2002               --             --             --             --       (5,770,133)     (5,770,133)
Stock issued for cash                            --          334,000         16,700        133,600           --           150,300
Contribution of oil and gas properties           --             --             --           78,127           --            78,127
Stock issued in exchange for debt                --          856,712         42,836        813,876           --           856,712
                                         ------------   ------------   ------------   ------------   ------------    ------------

Balance, June 30, 2002                           --       31,180,326   $  1,559,017   $  8,892,992   $ (9,637,105)   $    814,904

Net loss, year ended June 30, 2003               --             --             --             --         (217,121)       (217,121)
                                         ------------   ------------   ------------   ------------   ------------    ------------

Balance, June 30, 2003                           --       31,180,326   $  1,559,017   $  8,892,992   $ (9,854,226)   $    597,783

Net loss, year ended June 30, 2004               --             --             --             --         (114,116)       (114,116)
Stock issued under compensation plan             --          271,500         13,575         79,475           --            93,050
                                         ------------   ------------   ------------   ------------   ------------    ------------

Balance, June 30, 2004                           --       31,451,826   $  1,572,592   $  8,972,467   $ (9,968,342)   $    576,717
                                         ============   ============   ============   ============   ============    ============












        The accompanying notes are an integral part of these statements.


                               CUBIC ENERGY, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                      For the Six          For the Six
                                                     Months Ended         Months Ended
                                                   December 31, 2004    December 31,2003
                                                   -----------------    -----------------
Cash flows from operating activities:
Net income (loss)                                  $        (137,898)   $         (27,688)
Adjustments to reconcile net income (loss)
to cash provided (used) by operating activities:
   Depreciation, depletion and amortization                   79,731               58,842
   Stock Grant Expense                                        39,524                    0
   Stock Issued for interest                                  46,536                    0
Net change in assets and liabilities:
   (Increase) decrease in accounts receivable                 25,561              (13,104)
   (Increase) decrease in prepaid expenses                  (361,497)                   0
   Increase (decrease) in loan from affiliate                  1,783                2,269
   Increase (decrease) in accounts payable and
     accrued liabilities                                       2,452                5,333
   Increase (decrease) in deferred taxes                           0                    0
                                                   -----------------    -----------------
Net cash provided (used) by operating activities   $        (303,808)   $          25,652
                                                   -----------------    -----------------


Cash flows from investing activities:
Acquisition of oil & gas properties                $      (1,418,994)   $               0
                                                   -----------------    -----------------
Net cash provided (used) by investing activities   $      (1,418,994)   $               0
                                                   -----------------    -----------------


Cash flows from financing activities:
Issuance of convertible debt and warrants          $       2,635,000    $               0
Loan costs incurred                                         (264,300)                   0
Changes in common stock                                            0                5,825
Paid in Capital                                                    0               17,475
                                                   -----------------    -----------------
Net cash provided (used) by financing activities   $       2,370,700    $          23,300
                                                   -----------------    -----------------


Net increase (decrease) in cash and
   cash equivalents                                $         647,898    $          48,952
                                                   -----------------    -----------------

Cash at beginning of period                                  193,213              117,450
                                                   -----------------    -----------------

Cash at end of period                              $         841,111    $         166,402
                                                   =================    =================



        The accompanying notes are an integral part of these statements.


                               CUBIC ENERGY, INC.

                            STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED JUNE 30, 2004, 2003 AND 2002

                                                           2004           2003           2002
                                                       -----------    -----------    -----------
Cash flows from operating activities:
Net loss                                               $  (114,116)   $  (217,121)   $(5,770,133)
Adjustments to reconcile net loss to cash
provided (used) by operating activities:
Depreciation, depletion and amortization                   104,735        119,249        317,901
Gain on sale of securities                                    --             --          (26,550)
Impairment loss                                               --             --        5,750,838
Deferred tax provision                                        --             --         (471,800)
Stock issued for services                                   93,051           --             --
Change in assets and liabilities:
(Increase) decrease in accounts receivable                 (22,050)       (18,002)        (1,312)
Increase (decrease) in loan from affiliates                  3,418         (8,931)        75,724
Increase (decrease) in accounts payable
and accrued liabilities                                     10,725         72,921         32,608
                                                       -----------    -----------    -----------

Net cash provided (used) by operating activities       $    75,763    $   (51,884)   $   (92,724)
                                                       -----------    -----------    -----------

Cash flows from investing activities:
Proceeds from sale of securities                       $      --      $      --      $    26,550
Purchase of property and equipment                            --             --             --
                                                       -----------    -----------    -----------

Net cash provided (used) by investing activities       $      --      $      --      $    26,550
                                                       -----------    -----------    -----------

Cash flows from financing activities:
Proceeds from issuance of stock                        $      --      $      --      $   150,300
Capital distributions from acquired entities                  --             --             --
                                                       -----------    -----------    -----------

Net cash provided (used) by financing activities       $      --      $      --      $   150,300
                                                       -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents   $    75,763    $   (51,884)   $    84,126

Cash and cash equivalents:
Beginning of year                                          117,450        169,334         85,208
                                                       -----------    -----------    -----------

End of year                                            $   193,213    $   117,450    $   169,334
                                                       ===========    ===========    ===========




        The accompanying notes are an integral part of these statements.

                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS


Note A - Background and general:

    Cubic Energy, Inc. ("Company") is engaged in domestic crude oil and natural gas exploration, development and production, with primary emphasis on the production of oil and gas reserves through acquisitions of proved, producing oil and gas properties in the states of Texas, Oklahoma and Louisiana.

    On April 27, 2001, the Company completed a nontaxable transaction whereby it exchanged shares of stock for the ownership interests of various entities engaged in the production of oil and gas. As more fully described in Note K, this transaction was accounted for under the provisions of APB Opinion No. 16 as a pooling of interests.

Note B - Significant accounting policies:

    Basis of Presentation
    ---------------------

    The financial information included herein as of December 31, 2004, and for the six-month period ended December 31, 2004, and 2003, have been presented without an audit, pursuant to accounting principles for interim financial information generally accepted in the United States of America, and the rules of the Securities and Exchange Commission.

    The Company believes that the disclosures are adequate to make the information presented not misleading. The information presented reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the periods.

    Cash equivalents
    ----------------

    For purposes of the statements of cash flows, the Company considers all certificates of deposit and other financial instruments with original maturity dates of three months or less to be cash equivalents.

    Office and other equipment
    --------------------------

    Office and other equipment are stated at cost and depreciated by the straight-line method over estimated useful lives ranging from five to seven years. Depreciation and amortization of office and other equipment amounted to $0 for each of the years ended June 30, 2004, 2003 and 2002.

    Full cost method of accounting for oil and gas properties
    ---------------------------------------------------------

    The Company has adopted the full cost method of accounting for oil and gas properties. Management believes adoption of the full cost method more accurately reflects management's exploration objectives and results by including all costs incurred as integral for the acquisition, discovery and development of whatever reserves ultimately result from its efforts as a whole. Under the full cost method of accounting, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized.

                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS


    All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

    In addition, the capitalized costs are subject to a "full cost ceiling test," which generally limits such costs to the aggregate of the "estimated present value," discounted at a 10 percent interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

    Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

    Depletion of producing oil and gas properties amounted to $104,735, $119,249 and $317,901 for the years ended June 30, 2004, 2003 and 2002, respectively.

    Impairment of long-lived assets and long-lived assets to be disposed of
    -----------------------------------------------------------------------

    The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets effective for periods beginning July 1, 2002, and thereafter. SFAS 144 replaces SFAS 121, and, among other matters, addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 retains the basic provisions of SFAS 121, but broadens its scope and establishes a single model for long-lived assets to be disposed of by sale. Management does not believe adoption of the Statement had any effect on the financial statements of the Company. In addition, the Company is subject to the rules of the Securities and Exchange Commission with respect to impairment of oil and gas properties accounted for under the full cost method of accounting, as described earlier.

    Income taxes
    ------------

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates that will apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Oil and gas revenue
    -------------------

    The Company recognizes oil and gas revenues by the sales method as oil and gas production is sold. Differences between sales and production volumes during the years ended June 30, 2004, 2003 and 2002 were not significant.

    Preferred return
    ----------------

    Certain of the entities acquired in the business combination described in Note K had agreements with the promoter/operator of the oil and gas properties that provided for a minimum annual production volume. The companies had no

                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS



obligation to refund such payments and, accordingly, the payments received by those entities have been recorded as income in the periods they were received. Effective on the date of combination, all such agreements were cancelled.

    Earnings (loss) per common share
    --------------------------------

    The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share. SFAS No. 128 requires the presentation of basic earnings (loss) per share (EPS) and diluted EPS. Basic EPS is calculated by dividing net income or loss (available to common stockholders) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, warrants, convertible preferred stock and convertible debentures, were exercised or converted into common stock.

    As discussed in Note E, there were no dilutive securities during the years ended June 30, 2004, 2002 and 2001. The weighted average number of common and common equivalent shares outstanding was 31,316,222, 31,180,329 and 30,621,257 for the years ended June 30, 2004, 2003 and 2002, respectively.

    Concentration of credit risk
    ----------------------------

    Financial instruments which potentially subject the Company to a concentration of credit risk consists primarily of trade accounts receivable with a variety of local, national, and international oil and natural gas companies. Such credit risks are considered by management to be limited due to the financial resources of the oil and natural gas companies.

    Reporting comprehensive income (loss) and operating segments
    ------------------------------------------------------------

    The  Company  has  adopted  the  provisions  of  SFAS  No.  130,   Reporting
Comprehensive Income and SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS No. 130 requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources. SFAS No. 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. Adoption of SFAS No. 131 has had no impact on the Company's financial position, results of operations, cash flows, or related disclosures since the Company's operations are considered to be a single segment.

    Comprehensive income is the total of (1) net income plus (2) all other changes in net assets arising from nonowner sources, which are referred to as other comprehensive income. In accordance with SFAS No. 130, the Company presents a statement of operations that includes other comprehensive income when applicable. An analysis of changes in components of accumulated other comprehensive income is presented in the statement of changes in stockholders' equity. There were no transactions related to other comprehensive income for the three years ended June 30, 2004.

    Use of estimates
    ----------------

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS



    Certain significant estimates
    -----------------------------

    Management estimates included in these financial statements for which it is reasonably possible that a future event in the near term could cause the estimate to change and the change could have a severe impact are as follows:
Management's estimates of oil and gas reserves are based on various assumptions, including constant oil and gas prices. Actual future production, cash flows, taxes, operating expenses, development expenditures and quantities of recoverable oil and gas reserves may vary substantially from those assumed in the estimate. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves. While it is at least reasonably possible that the estimates above will change materially in the near term, no estimate can be made of the range of possible losses that might occur.

    Fair value of financial instruments
    -----------------------------------

    The Company defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Financial instruments included in the Company's financial statements include cash and cash equivalents, short-term investments, accounts receivable, other receivables, other assets, accounts payable, notes payable and due to affiliates. Unless otherwise disclosed in the notes to the financial statements, the carrying value of financial instruments is considered to approximate fair value due to the short maturity and characteristics of those instruments. The carrying value of debt approximates fair value as terms approximate those currently available for similar debt instruments.

    Obligations associated with the retirement of assets
    ----------------------------------------------------

    The Company has adopted the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations, effective July 1, 2002. SFAS No. 143 amended SFAS No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, and, among other matters, addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred, with the associated asset retirement cost capitalized as part of the related asset and allocated to expense over the asset's useful life.

    This is a change from the approach taken under SFAS No. 19, whereby an amount for an asset retirement obligation was recognized using a cost-accumulation measurement approach. Under that approach, the obligation was reported as a contra-asset recognized as part of depletion and depreciation over the life of the asset without discounting. Management has determined that adopting SFAS No. 143 has had no significant effect on the company's financial statements since abandonment costs for which it is responsible are not material.

    Stock based compensation
    ------------------------

    Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations require that compensation expense be recorded on the date of the grant of stock options and warrants only if the current market price of the underlying stock exceeded the exercise price. Alternatively, Statement of Financial Accounting Standards (SFAS) No. 123,

                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS


Accounting for Stock-Based Compensation, permits entities to recognize, as expense over the vesting period, the fair value of all stock-based awards on the date of grant. SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide proforma net income and proforma earnings per share disclosures for employee stock option grants made in 1996 and future years as if the fair-valued-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the proforma disclosure provisions of SFAS No. 123.

    In addition, the Company has adopted the provisions of Financial Accounting Standards Board Interpretation (FIN) 44, Accounting for Certain Transactions Involving Stock Compensation, which became effective July 1, 2000. FIN 44 clarifies the application of APB 25 for certain issues. Among other issues, this interpretation clarifies the definition of an employee for purposes of applying APB 25, the criteria for qualification of a plan as compensatory, the consequences of modifications to the terms of a plan, and the treatment of stock compensation issued to service providers who are not employees. The issuance of this interpretation does not change the current accounting policies of the Company, and has had no effect on the accompanying financial statements.

    In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which amends SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions are effective for years ending after December 15, 2002. The interim disclosure provisions are effective financial reports containing financial statements for interim periods beginning after December 15, 2002. The transition rules of this standard are not applicable since the Company continues to account for stock-based compensation under the guidance of APB Opinion 25. The other requirements of this standard have been adopted by the Company for periods beginning January 1, 2003. Disclosures required by this statement are in Note L.

    Pro forma information related to stock options (unaudited)
    ----------------------------------------------------------

    The Company accounts for its stock-based employee compensation plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price at least equal to the market of the underlying common stock on the date of the grant. The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.


                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS


                                             Three Months Ended         Six Months Ended
                                                 December 31               December 31

                                              2004         2003         2004         2003
                                           ---------    ---------    ---------    ---------
Net earnings (loss), as reported           $(112,098)   $ (28,851)   $(137,898)   $ (27,688)

Deduct: Total stock-based employee            (4,375)      (8,866)      (8,750)     (17,732)
   compensation expense determined
   under fair value based method for all
   awards, net of tax effect

Pro forma net income (loss)                $(116,473)   $ (37,717)   $(145,648)   $ (45,420)

Earnings (loss) per common share:
   Basic - as reported                     $    --      $    --      $    --      $    --
   Basic - pro forma                       $    --      $    --      $    --      $    --


   Diluted - as reported                   $     n/a    $     n/a    $     n/a    $     n/a

   Diluted - pro forma                     $     n/a    $     n/a    $     n/a    $     n/a


    Other new accounting pronouncements
    -----------------------------------

    In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, Accounting for Cost Associated with Exit or Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operations, or other exit or disposal activities. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. As the provisions of SFAS No. 146 are required to be applied prospectively after the adoption date, and no exit or disposal activities have been entered into, management does not expect SFAS No. 146 to have a significant impact on its future results of operations of cash flows.

    In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 established standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that a company classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) if certain criteria are met. Freestanding financial instruments that obligate the issuer to redeem the holder's shares, or are indexed to such an obligation, and are settled in cash or settled with shares meeting certain conditions would be treated as liabilities. Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the first fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 is not expected to have a significant impact on the Company's financial statements.

    In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission

                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS



of FASB Interpretation No. 34. FIN 45 clarifies the requirements of SFAS No. 5, relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. This Interpretation clarifies that a guarantor is required to recognize, at the inception of certain types of guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee, and requires additional disclosures on existing guarantees even if the likelihood of future liability under the guarantees is deemed remote. The initial recognition and initial measurement provisions of the Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation are effective for financial statements of interim periods ending after December 15, 2002. The Company has not issued any guarantees and, therefore, the adoption of FIN 45 is not expected to have a significant impact on the Company's financial statements.

    In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 states that if a business enterprise has a controlling financial interest in a variable interest entity as the primary beneficiary, the assets, liabilities and results of the activities of the variable interest entity should be included in the consolidated financial statements of the business enterprise. This Interpretation explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. The primary beneficiary of a variable interest entity would be required to consolidate if the other equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company has no current contractual relationships or other business relationships with variable interest entities and, therefore, the adoption of FIN 46 is not expected to have a significant impact on the Company's financial statements.

Note C - Marketable securities - gains and losses:

    On July 29, 1999, Cubic received 155,000 shares of stock in Energytec.com pursuant to a spin-off from the investment Cubic held in the common stock of Comanche Energy, Inc. ("Comanche"). At the time, Cubic received one share of Energytec.com for each share that it owned in Comanche. Prior to November 2001, Energytec.com was a privately held company; therefore, there was no established market price for its stock. Prior to Energytec.com becoming a public company in November 2001, Cubic believed that the stock had little, if any, verifiable value; therefore, Cubic had not recorded any amounts for its investment. During the year ended June 30, 2002, the Company sold all of its holdings in Energytec.com and recognized a gain on the sale of securities of $26,550.

Note D - Stockholders' equity:

    The Company's authorized capital is 50,000,000 shares of $0.05 par value common stock and 10,000,000 shares of $0.01 par value preferred stock. No shares of preferred stock are issued or outstanding at June 30, 2004 and 2003.

                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS



    Stock purchase agreement
    ------------------------

    In December 1997, the Board of Directors voted to enter into a stock purchase agreement ("the agreement") in which the Company issued 12,500,000 restricted shares of common stock in exchange for the conveyance to the Company of certain non-producing leasehold properties valued at $967,215, less $86,951 of costs associated with the transaction. The valuation of the property was based on its fair market value as of the exchange date. The 12,500,000 shares issued represent approximately 70% of the issued and outstanding shares of common stock of the Company. In connection with the agreement, as of December 10, 1997, three of the five members of the Board of Directors resigned, three new directors were appointed and new management of the Company was elected.

    Warrants
    --------

    On January 1, 2002, the Company issued three series of warrants to Tauren Exploration, Inc., an entity owned by the CEO and major stockholder of the Company (see Note F). These warrants allow Tauren to purchase unregistered common shares in the Company as follows: 1) exercisable after May 1, 2002, to purchase 125,000 unregistered common shares at an exercise price of $1.00, which expired on April 30, 2003; 2) exercisable after May 1, 2003, to purchase 150,000 unregistered common shares at the exercise price of $1.50, which expired on April 30, 2004; and 3) exercisable after May 1, 2004, to purchase 200,000 unregistered common shares at an exercise price of $2.00, expiring on April 30, 2005.

    The weighted-average exercise price of all exercisable warrants at June 30, 2004 and 2003 was $2.00 and $1.50, respectively. The weighted-average exercise price of all outstanding warrants at June 30, 2004 and 2003 was $2.00 and $1.79, respectively. The remaining weighted-average contractual life of these warrants at June 30, 2004, was ten months. The remaining weighted average contractual life of exercisable warrants at June 30, 2004, was zero months.

    Capital contributions
    ---------------------

    As more fully described in Note F, on June 1, 2002, a stockholder transferred its interest in ten producing oil and gas wells to the Company for no current or future consideration. The Company recorded these interests as a contribution to capital at an aggregate amount of $78,127, which was the lower of each property's basis or its fair value using the present value of future reserves.

    As more fully described in Note F, on January 1, 2002, the Company entered into an agreement that provided for the exchange of stock for debt owed to a major stockholder. This resulted in a reduction of existing debt amounting to $856,712, with a corresponding issuance of 856,712 shares of stock.

    Stock-based compensation
    ------------------------

    On September 12, 2003, the Directors of the Company approved a Director and Officer compensation plan as follows: (i.) Directors of record as of June 1, 2003 would receive 24,000 restricted Cubic common shares (16,000 shares per year, multiplied by 1.5 years) for years of prior service, (ii.) the President/CEO of Cubic would receive 45,000 restricted Cubic common shares (30,000 share per year, multiplied by 1.5 years) for years of prior service, (iii.) the Secretary of Cubic would receive 22,500 restricted Cubic common shares (15,000 shares per year, multiplied by 1.5 years) for prior years of service, (iv.) going forward, Directors would receive 16,000 restricted Cubic common shares per year of service, (v.) going forward, the President/CEO would receive 30,000 restricted Cubic common shares per year of service, (vi.) going


                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS



forward, the Secretary would receive 15,000 restricted Cubic common shares per year of service, (vii.) Audit Committee members would receive 10,000 restricted
Cubic common shares per audit, and, (viii.) any Compensation Committee member, should one be formed, would receive 3,000 restricted Cubic common shares per year of service.

    On November 5, 2003 Cubic issued 116,500 common shares of stock to its Officers and Directors pursuant to this plan. Based on a then market price of $0.20 per share, Cubic recorded a compensation expense of $23,300; which expense is recorded in the above financial statements as a selling, general and administrative expense.

    On February 9, 2004, Cubic issued 155,000 common shares of stock to its Officers and Directors pursuant to this plan, for service during the current fiscal year. Based on a then market price of $0.45 per share, Cubic recorded a compensation expense of $69,750; which expense is recorded in the above financial statements as a selling, general and administrative expense.

    On October 25, 2004, Cubic issued 155,000 common shares of stock to its Officers and Directors pursuant to this plan, for service during the current fiscal year. Based on a then market price of $0.51 per share, Cubic recorded a compensation expense of $19,762 for each of first two quarters of fiscal 2005;
which expense is recorded in the above financial statements as a selling, general and administrative expense.

Note E - Loss per common share:

    Net loss per common share is computed as follows:

                                            2004            2003            2002
                                        ------------    ------------    ------------
Net loss attributable to stockholders   $   (114,116)   $   (217,121)   $ (5,770,133)

Weighted average number of shares of
common stock                              31,316,222      31,180,329      30,621,257

Income (loss) per common share          $      (0.00)   $      (0.01)   $      (0.19)


    Potential dilutive securities (stock warrants, convertible debt) have not been considered since the Company reported a net loss and, accordingly, their effects would be antidilutive.

Note F - Related party transactions:

    On December 10, 1998, the Company entered into an agreement with Tauren Exploration Inc. ("Tauren") that provides for Tauren to drill on the Company's
Section 11 in Palo Pinto County, Texas. The agreement grants Tauren Exploration Inc. a farm-out retaining a 7.5% overriding royalty interest. The agreement also grants the Company preferential rights in the event that Tauren, at some later date, decides to divest part or all of its interests in the drilled wells. Calvin Wallen III is an officer, director and major stockholder of both the Company and Tauren.

    Effective January 1, 2002, the Company entered into an agreement with Tauren that provides for the following:

                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS



1) As of January 1, 2002, the Company owed Tauren $856,712, primarily comprised of non-interest bearing advances the Company had received over the course of several years. In exchange for the amounts owed to it, Tauren accepted the transfer of 856,712 newly issued and unregistered shares of common stock in the Company that had a market price of $.70 per share. The Company has recognized the gain on the extinguishment of this debt as a capital contribution for financial reporting purposes due to the related party aspect of the transaction. The gain was fully recognized as a taxable gain for income tax reporting purposes for the year ended June 30, 2002.
2) The Company received the rights to participate in prospective oil and gas projects in which Tauren owns a working interest.
3) The Company shall, as requested, have the future privilege of using the general and administrative services of Tauren based on an agreed pro rata cost.
4)  The Company  issued  three series of warrants to Tauren as described in Note
    D.

    On December 1, 1997, the Company entered into a contract with Tauren to provide the necessary technical, administrative and management expertise needed to conduct its business. This agreement was renewed and revised on January 1, 2002. The Company has no full-time employees, and its offices are subleased from Tauren. The monthly amount charged to the Company is based on actual costs of materials and labor hours of Tauren that are used pursuant to the terms of the agreement. Tauren also pays various organization costs and consulting fees on behalf of the Company. As of June 30, 2004 and 2003, the Company owed Tauren $3,598 and $178, respectively, which are included in accounts payable and accrued expenses in the accompanying financial statements. Charges to the Company under the contracts were $35,322, $45,938 and $83,628 for the years ended June 30, 2004, 2003 and 2002, respectively.

    On June 1, 2002, Tauren transferred its interest in ten producing oil and gas wells to the Company for no current or future consideration. The Company recorded these interests at the lower of Tauren's basis or the present value of future reserves on a per well basis. At June 1, 2002, the aggregate basis of these wells was $78,127. The transaction was treated as a contribution of capital.

    In addition, the wells in which the Company owns a working interest are operated by an affiliated company, Fossil Operating Inc. ("Fossil"), which is owned 100% by the Company's President and Chief Executive Officer, Calvin Wallen
III. As of June 30, 2004 and 2003, the Company owed Fossil $0 and $0, respectively, in lease operating expenses and was owed by Fossil $78,887 and $57,960, respectively, for oil and gas sales. The amounts owed the Company are included in accounts receivable - trade.


                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

Note G - Income taxes:

    Deferred tax assets and  liabilities  are computed by applying the effective
U.S.  federal income tax rate to the gross amounts of temporary  differences and other tax  attributes.  Deferred  tax assets and  liabilities  relating to state income taxes are not material.  In assessing the  realizability  of deferred tax assets,  management  considers  whether  it is more  likely  than not that  some portion or all of the  deferred  tax assets will not be  realized.  The ultimate realization  of deferred tax assets is dependent  upon the  generation of future taxable income during the periods in which those  temporary  differences  become
deductible.   Management  considers  the  scheduled  reversal  of  deferred  tax liabilities,  projected  future taxable income,  and tax planning  strategies in making this  assessment.  As of June 30, 2004 and 2003, the Company  believed it was more  likely  than not that  future tax  benefits  from net  operating  loss carryforwards  and other  deferred  tax assets would not be  realizable  through generation  of future  taxable  income;  therefore,  they were  fully  reserved.
Pursuant to the  business  combination  described in Note K, the tax benefits of net operating loss  carryforwards  at June 30, 2002,  were utilized to partially offset the liability for deferred taxes arising from that transaction.


    The components of the net deferred federal income tax assets (liabilities) at June 30 were as follows:

                                                            2004         2003
                                                         ---------    ---------
Deferred tax assets:
Net operating loss carryforwards                         $ 500,200    $ 490,400
Capital loss carryforwards                                   7,400       11,300
Accrued lawsuit settlement                                  16,800       16,800
                                                         ---------    ---------
                                                         $ 524,400    $ 518,500
                                                         ---------    ---------
Deferred tax liabilities:
Depletion basis of assets and related accounts           $ (60,400)   $ (65,200)
                                                         ---------    ---------
                                                         $ (60,400)   $ (65,200)
                                                         ---------    ---------

Net deferred tax (liabilities) assets before
valuation allowance                                      $ 464,000    $ 453,300

Valuation allowance                                       (464,000)    (453,300)
                                                         ---------    ---------

Net deferred tax (liabilities) assets                    $    --      $    --
                                                         =========    =========

The following table summarizes the difference between the actual tax provision and the amounts obtained by applying the statutory tax rates to the income or loss before income taxes for the years ended June 30, 2004, 2003 and 2002:

                                                          2004         2003         2002
                                                       ---------    ---------    ---------
Tax provision (benefit) calculated at statutory rate   $ (38,800)   $ (73,800)   $(936,300)

Increase (reduction) in taxes due to:
Forgiveness-of-debt income                                  --           --         38,600
Acquired entities - nontaxable                              --           --           --
Excess of book basis over tax basis of
acquired entities previously unrecorded                     --           --           --
Losses not providing tax benefits                         38,800       73,800      425,900
                                                       ---------    ---------    ---------

Current federal income tax provision                   $    --      $    --      $(471,800)
                                                       =========    =========    =========


Change in valuation allowance                          $  10,700    $  29,400    $ 423,900
                                                       =========    =========    =========

                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS


    As discussed above, at June 30, 2001, the Company recorded a deferred tax liability which primarily represents the effects of the business combination described in Note K. Since the acquired entities were nontaxable, they did not record a deferred tax liability for the excess of the book basis of assets over the tax basis, which generally resulted from expensing intangible drilling costs for tax purposes. The Company is required, under the provisions of APB 16 and SFAS 109, to record the effects of the combination in the period the combination occurs, rather than as part of the restatement of the financial statements.

                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS



    As of June 30, 2004, the Company had net operating loss carryforwards of approximately $3,334,900, which are available to reduce future taxable income. These carryforwards expire as follows:

                                               Net operating
                      Year                        losses
                      ----                     -------------

                      2007                     $     128,500
                      2009                             5,700
                      2011                           431,100
                      2012                           205,100
                      2013                           639,800
                      2019                           845,600
                      2020                           297,100
                      2021                           172,100
                      2022                            15,400
                      2023                           571,900
                      2024                            22,600
                                               -------------

                                               $   3,334,900
                                               =============


Note H - Commitments and contingencies:

    Key personnel
    -------------

    The Company depends to a large extent on the services of Calvin A. Wallen III, the Company's President, Chairman of the Board, and Chief Executive Officer. The loss of the services of Mr. Wallen would have a material adverse effect on the Company's operations. The Company has not entered into any employment contracts with any of its executive officers.

    Environmental matters
    ---------------------

    The Company's operations and properties are subject to extensive and changing federal, state, provincial and local laws and regulations relating to environmental protection, including the generation, storage, handling and transportation of oil and gas and the discharge of materials into the environment. The Company generates typical oil and gas field wastes, including hazardous wastes that are subject to the federal Resources Conservation and Recovery Act and comparable state statutes. Furthermore, certain wastes generated by the Company's oil and gas operations that are currently exempt from regulation as "hazardous wastes" may in the future be designated as "hazardous wastes" and therefore be subject to more rigorous and costly operating and disposal requirements. All of the Company's properties are operated by third parties over whom the Company has limited control. In addition to the Company's lack of control over properties operated by others, the failure of previous owners or operators to comply with applicable environmental regulations may, in certain circumstances, adversely impact the Company.

    Litigation matters
    ------------------

    During the spring of 1999, the Company became aware of the claim of a geologist filed in December 1997, to a 1% overriding royalty interest in various properties. The geologist filed an assignment after December 1, 1997. The Company disputed the geologist's legal right to the overriding royalty and had filed suit to challenge this claim. Through a court ruling, the Company must

                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS


honor the override and owed to the geologist $30,381 in back overrides plus amounts of attorney fees expended in the geologist's defense of this challenge. Accordingly, the Company accrued $30,381 as a charge to income for the year ended June 30, 2002. During July 2003, a final judgment was entered by the court against Cubic for approximately $112,000 representing attorney fees. The Company has begun the process of appealing the latest judgment and is confident, based on the facts, that the court will vacate or substantially reduce the amount it has been ordered to pay. However, since a judgment has been rendered, and neither it nor its attorneys are able to conclude that it is probable it will succeed in its appeals, the full amount of the judgment has been accrued in the accompanying financial statements for the year ended June 30, 2003.

    The Company filed suit in the 29th Judicial District Court in Palo Pinto County, Texas, styled "Roseland Oil and Gas, Inc. v. William Vandever, et al.", bringing suit against Clifford Kees, William Vandever, and other persons seeking a judicial determination that all grants of preferential rights in the Reagan Sections 11 and 12 are void, This lawsuit was filed on April 26, 1999. All
Section 11 preferential rights were returned to the Company on or about January 2002. However, Clifford Kees was to retain his 1% overriding royalty interest in these Reagan Lease Sections.

    Clifford Kees then moved to trial against on the claim of attorney fees owed to him for the prosecution of this lawsuit. The trial was heard on September 25, 2002, with Kees requesting in excess of $200,000.00 in attorney fees and costs. In June of 2003 the Court re-opened the trial as to attorney fees and costs to allow Kees to put on additional evidence, and such trial was convened on June 19, 2003.

    On July 15, 2003 the Court entered a judgment in favor of Kees and against the Company for approximately $112,000. The Company believed the judgment should not stand and appealed the judgment. On or about September 17, 2004, the Eastland Court of Appeals issued its ruling, modifying the amounts owed by the Company under the judgment to $59,000. The Company is weighing its options as to filing for re-hearing or filing a writ with the Texas Supreme Court. Should the judgment stand, it could have a material adverse effect on the cash position of the Company. Because of the uncertainty as to what the ultimate liability to the Company would be resulting from its response to the Appeals Court ruling, no adjustment has been made to the $112,000 accrued as of June 30, 2004.

Note I - Cost of oil and gas properties:

    Costs incurred

    Costs   (capitalized  and  expensed)   incurred  in  oil  and  gas  property
acquisition, exploration, and development activities for the years ended June 30, 2004, 2003 and 2002 were as follows:

Costs incurred:
                                       2004       2003       2002
                                    ---------   --------   --------

            Property acquisitions   $    --     $   --     $ 78,128
                                    =========   ========   ========

                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS



    Capitalized costs
    -----------------

    The aggregate amounts of capitalized costs relating to oil and gas producing activities and the aggregate amounts of the related accumulated depreciation, depletion, and amortization at June 30, 2004, 2003 and 2002 were as follows:

                                               2004         2003         2002
                                            ----------   ----------   ----------

Proved properties                           $1,537,625   $1,537,625   $7,288,463
Unproved properties                               --           --           --
                                            ----------   ----------   ----------

                                            $1,537,625   $1,537,625   $7,288,463

Accumulated depreciation, depletion
and amortization                             1,103,939      999,205      879,955
                                            ----------   ----------   ----------

Total properties                            $  433,686   $  538,420   $6,408,508

Less: impairment of oil and gas properties
due to full cost ceiling test                     --           --      5,750,838
                                            ----------   ----------   ----------

Net properties                              $  433,686   $  538,420   $  657,670
                                            ==========   ==========   ==========




During the year ended June 30, 2002, capitalized costs were reduced based on the results of the full cost ceiling test. This impairment was recorded by reducing the full cost pool by a grossed-up amount and reducing net deferred tax liability for the related tax effect. The net amount of the impairment was charged to expense during the year ended June 30, 2002 (see Note M).

                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS


Results of operations
---------------------

    The results of operations from oil and gas producing activities for the years ended June 30, 2004, 2003 and 2002 were as follows:

                                                 2004        2003        2002
                                              ---------   ---------   ---------

Revenues:
Revenues                                      $ 414,741   $ 356,636   $ 250,716
Preferred return                                   --          --          --
                                              ---------   ---------   ---------

                                              $ 414,741   $ 356,636   $ 250,716
                                              ---------   ---------   ---------
Expenses:
Production and development costs              $ 186,465   $ 167,303   $ 216,505
Depreciation, depletion and amortization        104,735     119,249     317,901
                                              ---------   ---------   ---------

                                              $ 291,200   $ 286,552   $ 534,406
                                              ---------   ---------   ---------

Results before income taxes                   $ 123,541   $  70,084   $(283,690)
Provision for income taxes                         --          --          --
                                              ---------   ---------   ---------

Results of operations (excluding corporate
overhead and interest expense)                $ 123,541   $  70,084   $(283,690)
                                              =========   =========   =========



    As disclosed in Note H, the Company accrued $30,381 as its estimate of amounts it will be required to pay to settle a lawsuit with respect to unpaid overriding royalties. This amount has been included in oil and gas production and development costs for the year ended June 30, 2002.

Note J - Oil and gas reserves information (unaudited):

    The estimates of proved oil and gas reserves utilized in the preparation of the financial statements are estimated in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations over prices and costs existing at year-end except by contractual arrangements.

    The Company emphasizes that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. The Company's policy is to amortize capitalized oil and gas costs on the unit of production method, based upon these reserve estimates. It is reasonably possible that, because of changes in market conditions or the inherent imprecision of these reserve estimates, that the estimates of future cash inflows, future gross revenues, the amount of oil and gas reserves, the remaining estimated lives of the oil and gas properties, or any combination of the above may be increased or reduced in the near term.

    If reduced, the carrying amount of capitalized oil and gas properties may be reduced materially in the near term.


                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS



    The following unaudited table sets forth proved oil and gas reserves, all within the United States, at June 30, 2004, 2003 and 2002 together with the changes therein:


                                                         Natural Gas (Mcf)
                                             --------------------------------------
                                                2004          2003          2002
                                             ----------    ----------    ----------
Proved developed and undeveloped reserves:
Beginning of year                               330,000       564,272     4,227,593
Revisions of previous estimates                  52,902      (161,184)     (985,156)
Purchases of reserves in place                     --            --            --
Extensions and discoveries                         --            --            --
Production                                      (71,804)      (73,088)      (80,549)
Disposals of reserves in place                     --            --      (2,597,616)
                                             ----------    ----------    ----------

End of year                                     311,098       330,000       564,272
                                             ==========    ==========    ==========

                                                    Oil and condensate (Bbls)
                                             --------------------------------------
                                                2004          2003          2002
                                             ----------    ----------    ----------

Proved developed and undeveloped reserves:
Beginning of year                                  --            --         131,594
Revisions of previous estimates                    --            --            --
Purchases of reserves in place                     --            --            --
Extensions and discoveries                         --            --            --
Production                                         --            --            --
Disposals of reserves in place                     --            --        (131,594)
                                             ----------    ----------    ----------

End of year                                        --            --            --
                                             ==========    ==========    ==========


Standardized measure of discounted future net cash flows relating to proved reserves
--------------------------------------------------------------------------------

    The standardized measure of discounted future net cash flows was calculated by applying current year-end prices, considering fixed and determinable price changes only to the extent provided by contractual arrangements or law, to estimated future production, less future expenditures (based on current costs) to be incurred in developing proved undeveloped and proved producing oil and gas reserves, and future income taxes. The resulting future net cash flows were discounted using a rate of 10 percent per annum (Table 1). The standardized measure of discounted net cash flow amounts contained in the following tabulation does not purport to represent the fair market value of the Company's oil and gas proved by drilling or production history. There are significant uncertainties inherent in estimating timing and amount of future costs. In addition, the method of valuation utilized, is based on current prices and costs and the use of 10 percent discount rate, and is not necessarily appropriate for determining fair value (Table 2).


                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS


    The following is the estimated standardized measure relating to proved oil and gas reserves at June 30, 2004, 2003 and 2002:

                                                 2004            2003            2002
                                             ------------    ------------    ------------
Future cash flows                            $  2,059,245    $  1,893,067    $  1,836,492
Future production costs                          (833,306)       (564,669)       (552,741)
Future development costs                             --              --              --
Future severance tax expense                     (250,473)       (230,251)       (223,382)
Future income taxes                                  --              --
                                             ------------    ------------    ------------

Future net cash flows                        $    975,466    $  1,098,147    $  1,060,369

Ten percent annual discount for estimated
timing of net cash flows                         (243,553)       (299,766)       (402,699)
                                             ------------    ------------    ------------

Standardized measure of
discounted future net cash flows             $    731,913    $    798,381    $    657,670
                                             ============    ============    ============


    Following is an analysis of changes in the estimated standardized measure of proved reserves during the years ended June 30, 2004, 2003 and 2002:



                                                 2004            2003            2002
                                             ------------    ------------    ------------

Changes from:
Sale of oil and gas produced                 $   (123,541)   $   (114,795)   $     51,290

Net changes in prices and production costs        (43,462)        296,479        (179,036)
Extensions and discoveries                           --              --              --
Revision of previous quantity estimates           122,601        (260,268)     (2,007,574)
Accretion of discounts                            103,681         107,926         888,882
Net change in income taxes                        (33,565)         23,487      (1,295,234)
Purchases of reserves in place                       --              --              --
Disposals of reserves in place                       --              --        (7,784,158)
Other                                             (92,182)         87,882         (36,521)
                                             ------------    ------------    ------------

Change in standardized measure               $    (66,468)   $    140,711    $(10,362,351)
                                             ============    ============    ============


Note K - Pooling of interests business combination:

    On April 27, 2001, the Company completed a nontaxable transaction whereby it exchanged shares of stock for the ownership interests of various entities engaged in the production of oil and gas. This transaction was accounted for as a pooling of interests under the provisions of Accounting Principles Board Opinion No. 16, Business Combinations.

                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS


    Pursuant to this transaction, the Company issued 11,141,255 shares of its common stock in exchange for the ownership interests of these entities. The Company issued an additional 111,412 shares of its common stock for professional fees associated with the transaction, which was charged to operations at the date of combination. The estimated value of the stock issued in exchange for these entities was approximately $5,570,000, or $.50 per share.

Note L - Proforma information related to stock warrants:

    The per share weighted-average fair value of stock warrants granted during the year ended June 30, 2002, was $0.29, on the date of grant, using the Black-Scholes pricing model. There were no stock warrants granted during the years ended June 30, 2004 and 2003.

                                                    2002
                                              ------------------

    Expected dividend yield                         0.00%
    Risk-free interest rate                         1.80%
    Expected life                                 1.7 years
    Expected volatility                            133.00%


    The Company applies APB Opinion No. 25 in accounting for its stock warrants issued to employees and directors, and, accordingly, has recognized no compensation expense for stock warrants and options granted at exercise prices at least equal to the market value of the Company's common stock. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                          2004           2003           2002
                                      -----------    -----------    -----------

Net loss:
As reported                           $  (114,116)   $  (217,121)   $(5,770,133)
                                      ===========    ===========    ===========

Proforma                              $  (149,580)   $  (272,434)   $(5,826,571)
                                      ===========    ===========    ===========

Stock-based employee compensation:
As reported                           $      --      $      --      $      --
                                      ===========    ===========    ===========

Proforma                              $    35,464    $    55,313    $    56,438
                                      ===========    ===========    ===========

Basic loss per common share:
As reported                           $     (0.00)   $     (0.01)   $     (0.19)
                                      ===========    ===========    ===========

Proforma                              $     (0.00)   $     (0.01)   $     (0.19)
                                      ===========    ===========    ===========

                               CUBIC ENERGY, INC.

                          NOTES TO FINANCIAL STATEMENTS



Note M - Impairment loss on oil and gas properties:

    The Company has had lease rights to certain properties located in Louisiana that comprised a significant portion of its oil and gas reserves. On May 25, 2002, the Company elected not to renew its interest in those properties and to abandon its plans for future development in that area. As a result, the Company recognized an impairment loss on its oil and gas properties due to the application of the full cost ceiling test described in Note B. This test generally limits the capitalized costs of oil and gas producing properties, recognized under the full cost method of accounting, to the aggregate "estimated present value," discounted at a 10 percent interest rate of future net revenues from proved reserves, based on current economic and operating conditions; which is a measure of overall fair value of its properties. For the year ended June 30, 2002, the impairment loss on oil and gas properties recognized amounted to $5,750,838, less the related deferred tax benefit of $1,611,228. There were no impairment losses during the years ended June 30, 2004 and 2003.

Note N - Subsequent Event (unaudited)

    On October 6, 2004, Cubic closed a Securities Purchase Agreement and issued $2,585,000 in principal amount of 7% Senior Secured Convertible Debentures due September 30, 2009 (the "Debentures"), to a group of institutional and high net worth investors. The Debentures are secured by the collateral set forth in the Deed of Trust, Security Agreement, Assignment of Production and Fixture Filing attached to Form 8K filed October 12, 2004. The Debentures pay an annual interest rate of 7% on a quarterly basis and are convertible into shares of the Company's common stock at a price of $.50 per share. The Company has the option to pay the interest on the Debentures in common stock. The investors also received warrants to purchase an additional 2,585,000 shares of common stock with an exercise price of $1.00 per share. During the three months ended December 31, 2004, $10,000 of Debentures were converted to 5,000 shares of stock. 68,290 shares of stock were issued in lieu of cash to pay interest of $46,536 for the three months ended December 31, 2004. In addition, in January of 2005, $100,000 of the Debentures described above was converted into 200,000 shares of common stock.

    The Company has allocated the proceeds from the issuance of the Debentures to the warrants and the Debentures based on their relative fair market values at the date of issuance. The value assigned to the warrants of $510,961 has been recorded as an increase in additional paid in capital. The assignment of a value to the warrants results in a loan discount being recorded for the same amount. The discount is being amortized over the original five year term of the Debentures as additional interest expense. Amortization for the three months ended December 31, 2004, was $25,548.

    Cubic incurred loan costs of $264,300 on the issuance of the Debentures which have been capitalized and are being amortized over the term of the Debentures. Amortization of loan costs was $13,215 for the three months ended December 31, 2004.

    The proceeds of the Debentures have primarily been used for the acquisition of interests in oil and gas properties. Through December 31, 2004, Cubic incurred acquisition and development costs of $1,418,996 on properties with unproved reserves. In addition, prepaid drilling costs, net of allocable expenses, have been advanced in the amount of $338,996.

    On or about January 11, 2005, the Company issued 1,531,661 shares of its common stock, $0.05 par value per share, to Caravel Resources Energy Fund 2003-II, L.P. (the "Partnership") in exchange for a 0.1914575033 working interest in the Kraemer 24-1 Well, Desoto Parish, Township 14 N, Range 15 W,
Section 24 (the "Well"). The Company also issued 468,339 shares of Common Stock to Calvin A. Wallen III, the Company's Chairman of the Board, President and Chief Executive Officer, in exchange for a 0.0585424967 working interest in the Well.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification Of Directors And Officers

         The Registrant's Articles of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or any of its shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

         Pursuant to the Texas Business Corporation Act (the "Act"), every Texas corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

         The  Registrant's   Articles  of  Incorporation   contains   provisions
authorizing it to indemnify its officers and directors to the fullest extent permitted by the Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses Of Issuance And Distribution

         The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee                         $    48.29

Accounting fees and expenses                 $ 1,750.00

Legal fees and expenses                      $ 5,000.00
                                             ----------

                  Total                      $ 6,798.29
                                             ==========


Item 26.  Recent Sales Of Unregistered Securities

         Effective January 1, 2002, the Registrant entered into an agreement with Tauren Exploration, Inc. ("Tauren") whereby (i) Tauren exchanged and traded the accounts receivable of $856,712 owed by the Registrant for 856,712 shares of restricted common stock of the Registrant, (ii) the Registrant attained ground floor opportunities from Tauren to participate in Tauren's prospect and project inventory, and (iii) certain warrants were issued to Tauren from the Registrant to acquire restricted common stock of the Registrant. A copy of this agreement was filed with the Registrant's Form 10-QSB for the period ended March 31, 2002. The shares of restricted common stock and warrants were issued by the Registrant in reliance upon an exemption from registration set forth in Section 4(2) of the Securities Act, which exempts transaction by an issuer not involving nay public offering.

         On October 6, 2004, the Registrant closed a Securities Purchase Agreement and issued $2,585,000 in principal amount of 7% Senior Secured Convertible Debentures (the "Debentures") to a group of institutional and high net worth investors to be effective as of September 30, 2004. We issued an additional $50,000 in Debentures on or about October 12, 2004, to be effective as of September 30, 2004. The Debentures pay an annual interest rate of 7% and are convertible into shares of the Registrant's common stock, $0.05 par value per share, at a price of $0.50 per share. The Registrant has the option to pay the interest on the Debentures in shares of common stock. The investors also received warrants to purchase an additional 2,585,000 shares of common stock with an exercise price of $1.00 per share (the "Warrants"). The Debentures and Warrants were issued by the Registrant in reliance upon an exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving a public offering.

         On or about January 11, 2005, the Company issued 1,531,661 shares of its common stock, $0.05 par value per share, to Caravel Resources Energy Fund 2003-II, L.P. in exchange for a 0.1914575033 working interest in the Kraemer 24-1 Well, Desoto Parish, Township 14 N, Range 15 W, Section 24 (the "Well"). The Company also issued 468,339 shares of Common Stock to Calvin A. Wallen III, the Company's Chairman of the Board, President and Chief Executive Officer, in exchange for a 0.0585424967 working interest in the Well.

Item 27.  Exhibits

           Exhibit
             No.           Description
           -------         -----------
             3.1           Articles of Incorporation  (incorporated by reference
                           to Exhibit  3.1 to the  Registrant's  Form 10-QSB for
                           the period ended  September 30, 1999,  filed with the
                           SEC on November 23, 1999).
             3.2           Bylaws  (incorporated  by reference to Exhibit 3.2 to
                           the  Registrant's  Form  10-KSB for the period  ended
                           June 30, 2000,  filed with the SEC on  September  27,
                           2000).
             5.1*          Opinion of Gardere Wynne Sewell LLP
            10.1           Stock  Purchase  Agreement,  dated  December 7. 1997,
                           among  the  Company,  Calvin  A.  Wallen,  III or his
                           designees,  Diversified  Dynamics,  William  and Ruth
                           Bruggeman  (incorporated  by reference to Exhibit 2.1
                           to the Company's  Current  Report on Form 8-K,  filed
                           with the SEC on December 24, 1997).
            10.2           Agreement,  dated as of January 1, 2002,  between the
                           Company and Tauren Exploration, Inc. (incorporated by
                           reference  to Exhibit  10.1 of the  Company's  10QSB,
                           filed with the SEC for the  quarter  ended  March 31,
                           2002, filed with the SEC on May 15, 2002).
            10.3           Securities  Purchase   Agreement,   effective  as  of
                           September 30, 2004, among Cubic Energy, Inc. and each
                           purchaser  identified on the signature  pages thereto
                           (incorporated  by  reference  to Exhibit  10.1 of the
                           Company's  Current Report on Form 8-K, filed with the
                           SEC on October 12, 2004)
            10.4           Form of 7% Senior Secured  Convertible  Debenture Due
                           September  30, 2009  (incorporated  by  reference  to
                           Exhibit 10.2 of the Company's  Current Report on Form
                           8-K, filed with the SEC on October 12, 2004)
            10.5           Form of Common Stock Purchase  Warrant  (incorporated
                           by reference to Exhibit 10.3 of the Company's Current
                           Report on Form 8-K, filed with the SEC on October 12,
                           2004)
            10.6           Registration   Rights  Agreement,   effective  as  of
                           September 30, 2004, among Cubic Energy,  Inc. and the
                           purchasers   signatory   thereto   (incorporated   by
                           reference  to Exhibit 10.1 of the  Company's  Current
                           Report on Form 8-K, filed with the SEC on October 12,
                           2004)
            10.7           Deed of  Trust,  Security  Agreement,  Assignment  of
                           Production  and  Fixture  Filing,   effective  as  of
                           September 30, 2004,  from Cubic Energy,  Inc. to Alex
                           Montano, as Trustee,  for the benefit of C. K. Cooper
                           &  Company,  as Lender on behalf of  Investors  of 7%
                           Senior Secured Convertible  Debentures  (incorporated
                           by reference to Exhibit 10.5 of the Company's Current
                           Report on Form 8-K, filed with the SEC on October 12,
                           2004)
            23.1**         Consent of Philip Vogel & Co., PC
            23.2*          Consent of Gardere  Wynne  Sewell  LLP  (included  in
                           Exhibit 5.1)
            24.1*          Power of Attorney (included on Signature Page)

*Filed herewith.

Item 28.  Undertakings

         The undersigned Registrant hereby undertakes:

         (l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) include any prospectus required by Section l0(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                  (iii) include any additional or changed material information with respect to the plan of distribution;

provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereon duly authorized in the City of Dallas, State of Texas on March 21, 2005.

CUBIC ENERGY, INC.


By:  /s/ Jon Stuart Ross
   ------------------------------------
   Jon Stuart Ross
   Secretary

        Signature                       Title                          Date
        ---------                       -----                          ----

            *                President, Chief Executive           March 21, 2005
------------------------     Officer and Director
Calvin A. Wallen, III        (Principal Executive Financial,
                             Accounting Officer)


 /s/ Jon Stuart Ross         Director; Secretary                  March 21, 2005
------------------------
Jon Stuart Ross

            *                Director                             March 21, 2005
------------------------
Gene Howard

            *                Director                             March 21, 2005
------------------------
Herbert A. Bayer

            *                Director                             March 21, 2005
------------------------
Bob Clements

                             Director                             March __, 2005
------------------------
Alexander Montano


By: /s/ Jon Stuart Ross
   ------------------------------------
   Jon Stuart Ross, as attorney-in-fact